Exhibit 10.9

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is dated as of June 15, 2026 (the “Effective Date”), by and between ANAPTYSBIO, INC., a Delaware corporation (“Sublandlord”), and FIRST TRACKS BIOTHERAPEUTICS, INC., a Delaware corporation, (“Subtenant”).

RECITALS

A. Sublandlord currently leases certain premises from WATERIDGE PROPERTY OWNER, LP, a Delaware limited partnership (the “Master Landlord”), pursuant to the terms and conditions of that certain Lease dated May 4, 2020, as amended by that certain First Amendment to Lease Agreement, dated April 5, 2021 (as so amended, the “Master Lease”). Pursuant to the Master Lease, Sublandlord currently leases from Master Landlord approximately 45,057 rentable square feet of space (the “Premises”) located in that certain building located in 10770 Wateridge Circle, San Diego, CA 92121 (the “Building”), as more specifically described in the Lease. Sublandlord represents that a true, correct and complete copy of the Master Lease is attached hereto as Exhibit A. All terms capitalized but undefined herein shall have the meanings ascribed to them in the Master Lease.

B. The Term of the Master Lease is scheduled to expire by its terms on August 31, 2031 (“Lease Expiration Date”).

CB. Sublandlord desires to sublease the Premises to Subtenant and Subtenant desires to sublease the Premises from Sublandlord pursuant to the terms and conditions of this Sublease.

AGREEMENT

Now, Therefore, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.
Sublease Premises. Sublandlord hereby subleases to Subtenant the Premises, and Subtenant hereby subleases the Premises from Sublandlord, pursuant to the terms and conditions of this Sublease. Subtenant shall accept the Premises in the condition and state of repair on the “Sublease Commencement Date” (defined below) it its “AS IS” and “WHERE IS” condition. Except as otherwise provided in this Sublease, Subtenant expressly acknowledges and agrees Sublandlord shall not have any obligation to perform any work to prepare the Premises for Subtenant’s use and occupancy. Within ten (10) days after the full execution of this Sublease by Sublandlord and Subtenant and Master Landlord’s execution and delivery of the acceptable form of Master Landlord consent to this Sublease, Sublandlord shall deliver possession of the Premises to Subtenant in accordance with this Sublease unless delayed as a result of any cause beyond the reasonable control of Sublandlord.
2.
Term. The term of this Sublease (the “Sublease Term”) shall commence on the date that is the later of: (i) April 21, 2026 or, (ii) the date on which Sublandlord obtains the consent of Master Landlord to this Sublease, in form and substance reasonably satisfactory to Sublandlord and Subtenant (the “Sublease Commencement Date”) and shall expire on April 4, 2028

(“Sublease Expiration Date”), unless earlier terminated pursuant to the terms of this Sublease. Notwithstanding anything to the contrary set forth in this Sublease, Subtenant shall have the right to terminate this Sublease as of December 31, 2027 (“Early Termination Date”) by delivery of written notice to Sublandlord provided at least six (6) months prior to the Early Termination Date.
3.
Use. Subtenant shall use the Sublease Premises in compliance with the Master Lease, and solely for conducting Subtenant’s business.
4.
Rent. Sublandlord shall be responsible for the timely payment of Basic Rent and Additional Rent under the Master Lease and otherwise complying with the obligations of Sublandlord under the Master Lease before and during the Sublease Term. Subtenant shall pay to Sublandlord the following as Sublease rent hereunder:
4.1
Sublease Term Rent; Rent Commencement Date. Beginning on the Sublease Commencement Date, and continuing during the Sublease Term, Subtenant shall pay to Sublandlord, as sublease rent (“Monthly Rent”) the monthly Basic Rent owed by Sublandlord pursuant to Section 1.12 of the Master Lease plus Additional Rent due under the Master Lease, in lawful money of the United States of America, without any deduction, offset, prior notice or demand, in advance on the first date of each month of the Sublease Term from the Sublease Commencement Date through the Sublease Expiration Date.
4.2
Other Charges. In addition, Subtenant shall pay Sublandlord any charges, actually incurred for services requested by Subtenant that Sublandlord is liable to Master Landlord for which relate to services that Master Landlord is not obligated to provide at no additional cost under the Master Lease, such as freight elevator charges for Subtenant moving in (“Other Charges”). Such Other Charges, if not paid directly to the Master Landlord by Subtenant, shall be paid to Sublandlord for remittance to Master Landlord within seven (7) days of being billed to Subtenant by Sublandlord.
4.3
“Sublease Rent” Defined. All monetary obligations of Subtenant to Sublandlord under the terms of this Sublease are deemed to be rent (“Sublease Rent”). Sublease Rent shall be payable in lawful money of the United States to Sublandlord by ACH or wire transfer to an account that Sublandlord may designate in writing. Sublease Rent payable for any partial month during the Sublease Term shall be prorated on a daily basis based on the actual number of days in such month.
5.
Master Lease.
5.1
Sublease Subordinate to Master Lease; Subtenant’s Covenants. This Sublease is in all respects subject and subordinate to all of the terms, provisions, covenants, stipulations, conditions and agreements of the Master Lease. Subtenant agrees as follows: except as otherwise provided in this Sublease, all references in such incorporated provision to the word “Tenant” shall be deemed to refer to Subtenant, all references to the term “Lease” shall be deemed to refer to this Sublease, all references to the word “Term” shall be deemed to refer to the Sublease Term, all references to the term “Landlord” shall be deemed to refer to the Sublandlord, and all references to the term “indemnitees” shall be deemed to include reference to the Sublandlord, each unless expressly stated, or the context would imply, otherwise):

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(a)
Basic Lease Provisions. The provisions of the Master Lease are hereby incorporated herein by reference, except for Sections 1.1, 1.2, 1.3, 1.4, 1.7, 1.9, 1.10, 1.11, , 1.14, 3.2, Article 4, Article 7, Section 41.3, all provisions relating to rent abatement, Exhibit B and Exhibit D thereof.
(b)
Signage/Directory. Subtenant’s right to install signage and be listed in the Building directory shall be governed by Article 37 of the Master Lease, respectively.
(c)
Utilities and Services. Subtenant’s consumption of utilities shall be subject to Article 19 of the Master Lease, which is incorporated herein by this reference appropriately prorated for any electricity charges prior to the Sublease Commencement Date.
(d)
Alterations. Subtenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of (i) Master Landlord, which consent may be granted or withheld as set forth in the Master Lease, and (ii) Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed if the consent of the Master Landlord is obtained. The foregoing notwithstanding, as to any other alterations, additions or improvements desired to be undertaken by Subtenant, Subtenant shall provide all documentation and information required under the Master Lease with respect to such proposed alterations, additions or improvements and Sublandlord shall promptly submit such documentation and information to Master Landlord for its consent to such alterations, additions or improvements.
(e)
Insurance. Subtenant shall obtain the insurance coverages required by the Master Lease, which are incorporated herein by this reference, except that Sublandlord shall not be required to obtain the insurance designated for Master Landlord in this Section but it shall continue the coverages required of Tenant. Each policy of liability insurance shall name Sublandlord and Master Landlord as an additional insured and the waiver of subrogation requirements of property policies shall operate between Sublandlord and Subtenant, in the same manner as between Master Landlord and Sublandlord.
(f)
Assignment and Subletting. Subtenant shall not assign or sub-sublet the Premises without the prior written consent of (i) Master Landlord, which may be granted or withheld as set forth in Article 27 of the Master Lease, and (ii) Sublandlord, which consent shall not be unreasonably withheld, conditioned, or delayed.
(g)
Consents. Any consent or approval by requested from Sublandlord in accordance with this Sublease shall be deemed reasonably withheld if Master Landlord withholds its consent or approval.
5.2
Certain Covenants. Except as set forth above, the provisions of the Master Lease are hereby incorporated into this Sublease except as otherwise provided in this Sublease. Neither party shall take any action or do or permit to be done anything (i) in violation of or default under any of the terms, covenants, conditions or provisions of the Master Lease or any other instrument to which this Sublease is subordinate (and Sublandlord shall comply with all of the terms of the Master Lease to the extent Sublandlord remains obligated thereunder or to the extent that Subtenant cannot directly comply with such obligations); or (ii) which could result in any additional cost or other liability to Sublandlord unless Subtenant assumes and pays such cost or liability.

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5.3
Termination of Possession. Subtenant expressly agrees that, if Sublandlord’s tenancy, control or right to possession shall terminate by expiration or any other cause including, without limitation, Sublandlord’s exercise of its Termination Option under Section 41.4 of the Master Lease, this Sublease shall thereupon immediately cease and terminate and Subtenant shall give immediate possession to Sublandlord; provided however, that the liability of the Subtenant to the Sublandlord or the liability of the Sublandlord to the Subtenant for termination caused by the applicable party's default under this Sublease shall not be discharged by reason of such termination.
5.4
Sublandlord Not Responsible for Representations and Covenants of Master Landlord under Master Lease. Sublandlord shall not be deemed to have made any representation made by Master Landlord in the Master Lease in its capacity as the lessor of the Building. Moreover, during the Sublease Term, Subtenant acknowledges and agrees that Sublandlord shall not be responsible for Master Landlord’s breach of its covenants and obligations under the Master Lease. Without limiting the generality of the foregoing, Sublandlord shall not be obligated (i) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide, (ii) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make, (iii) to comply with any laws or requirements of public authorities with which Master Landlord has agreed in the Master Lease to comply, or (iv) to take any action with respect to the operation, administration or control of the Property or any of the Common Areas that the Master Landlord has agreed in the Master Lease to take, and Sublandlord shall have no liability to Subtenant on account of any failure of Master Landlord to do so, or on account of any failure by Master Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord, provided that in the event that Subtenant determines in good faith that Master Landlord has not performed its obligations under the Master Lease, then upon receipt of written notice from Subtenant, Sublandlord shall be obligated to use commercially reasonable efforts to cause such breaches, defaults or failures of Master Landlord under the Master Lease to be resolved or otherwise settled to Subtenant’s reasonable satisfaction; provided, further however: Sublandlord shall not have any obligation to commence litigation or other dispute resolution proceedings to cause Master Landlord to comply with the Master Lease unless Subtenant cannot do so in its own name, in which event Sublandlord shall do so at Subtenant’s expense. The foregoing notwithstanding, if any breach of the Master Lease shall entitle Sublandlord to assert claims for an abatement of rent for constructive eviction or otherwise, then such abatement shall accrue in favor of Subtenant. If Sublandlord shall be entitled to an abatement rent or other claims arising from fire or other casualty, then Subtenant shall have the same claims.
6.
Indemnity by Subtenant. The indemnification provisions of the Lease shall apply to this Sublease as if Sublandlord was the Master Landlord and Subtenant was the Tenant described in the Lease.
7.
Sublandlord’s Covenants. Sublandlord covenants to do the following:
7.1
Sublandlord shall not (1) surrender or terminate the Master Lease prior to its scheduled expiration date without the consent of Subtenant; provided that no consent of Subtenant shall be required if Sublandlord elects to exercise its Termination Option under Section 41.4 of the

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Master Lease, or (2) amend or modify the Master Lease, the result of which would materially and adversely affect Subtenant’s rights or obligations under this Sublease or the Premises;
7.2
Sublandlord shall comply with all the terms and provisions of the Master Lease, except to the extent Subtenant has assumed the same, and
7.3
Sublandlord shall, promptly following receipt thereof, deliver to Subtenant a copy of any and all notices received by Sublandlord from Master Landlord which would have any material effect upon the Premises or this Sublease.
8.
Sublandlord’s Right to Cure Subtenant Default. Upon a default by Subtenant under this Sublease (after lapse of any applicable notice and cure periods), Sublandlord may, without waiving or releasing any obligation of Subtenant hereunder and without waiving any rights or remedies at law or otherwise, make such payment or perform such act. All sums so paid or incurred by Sublandlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law, whichever is less, shall be payable to Sublandlord on demand as additional Sublease Rent.
9.
Entire Agreement/Modification. This Sublease, including the Exhibits, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Sublease, and no prior agreements or understanding or letter or proposal pertaining to any such matters shall be effective for any purpose. This Sublease may only be modified by a writing signed by Sublandlord and Subtenant. No provisions of this Sublease may be amended or added to, whether by conduct, oral or written communication, or otherwise, except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.
10.
Interpretation. The title and paragraph headings are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part of this Sublease. Unless stated otherwise, references to paragraphs and subparagraphs are to those in this Sublease. This Sublease shall be strictly construed neither against Sublandlord nor Subtenant.
11.
Representations. Sublandlord represents to Subtenant that to Sublandlord’s actual knowledge:
(a)
the copy of the Master Lease delivered by Sublandlord to Subtenant is a complete and accurate copy of the Master Lease, which is in effect and has not otherwise been amended and there are no other agreements between Master Landlord and Sublandlord relating to the leasing, use, and occupancy of the Premises; and
(b)
that the Premises has not been sublet or licensed to any third party, in whole or in part, and the Master Lease has not been assigned; and
(c)
that no circumstance exists and no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a breach or default of either party to the Master Lease; and

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(d)
Sublandlord is not the debtor, defendant or respondent in any pending receivership, insolvency, bankruptcy, foreclosure, lease termination or other creditors’ action or proceeding.

FAILURE TO OBTAIN LANDLORD CONSENT. This Sublease shall constitute a valid and binding obligation of the parties on and after the date that it has been signed and delivered by them despite the fact that the Sublease Term and Subtenant’s rights to possession will not have commenced. Within five (5) days after Subtenant has signed and delivered this Sublease, Sublandlord shall submit a fully executed original of this Sublease to the Master Landlord for Master Landlord’s consent in accordance with the Master Lease and send a duplicate original of this Sublease fully executed to Subtenant with a copy of the notice to Master Landlord requesting consent. The parties shall cooperate reasonably in connection with the application for Master Landlord’s consent and furnish such available documents and information as Master Landlord may reasonably require for such purpose. This Sublease is subject to and conditioned upon the consent of the Master Landlord.

[signature page follows]

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the Effective Date.

SUBLANDLORD: ANAPTYSBIO, INC., a Delaware corporation By: /s/ Chris Murphy Name: Chris Murphy Title: CFO	SUBTENANT: FIRST TRACKS BIOTHERAPEUTICS, INC., a Delaware corporation By: /s/ Ajim Tamboli Name: Ajim Tamboli Title: CFO

[Signature Page to Sublease]

EXHIBIT A

MASTER LEASE

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of May 4, 2020 (“Effective Date”), by and between WATERIDGE PROPERTY OWNER, LP, a Delaware limited partnership (“Landlord”), and ANAPTYSBIO, INC., a Delaware corporation (“Tenant”).

1.

TERMS AND DEFINITIONS

For the purposes of this Lease, the following terms shall have the following definitions and meanings:

1.1.
Landlord: Wateridge Property Owner, LP, a Delaware limited partnership
1.2.
Landlord’s Address:

Wateridge Property Owner, LP
c/o Bioscience Properties, Inc.
514 Via De La Valle, Suite 300A
Solana Beach, CA 92075

Attention: Steve Bollert

1.3.
Tenant: AnaptysBio, Inc., a Delaware corporation
1.4.
Tenant’s Address:

Prior to the Commencement Date:

AnaptysBio, Inc.
10421 Pacific Center Court, Suite 200
San Diego, CA 92121
Attn: Eric Loumeau

As of the Commencement Date:

AnaptysBio, Inc.
10770 Wateridge Circle, Suite 210
San Diego, CA 92121
Attn: Eric Loumeau

1.5.
Building: That certain two (2)-story building located at 10770 Wateridge Circle, San Diego, California 92121.
1.6.
Premises: Approximately 45,057 rentable square feet of area (“Rentable Square Feet”), subject to adjustment in accordance with Section 2.2 below, in Suite number 210 in the Building.
1.7.
Initial Term: One hundred twenty-four (124) months.
1.8.
Tenant’s Vehicle Parking Spaces: One hundred thirty-six (136) parking spaces (consisting of three (3) parking spaces which shall be reserved for Tenant’s visitors and one hundred thirty-three (133) unreserved parking spaces) within the Parking Area (defined in Article 33 below) at no additional charge during the Initial Term, subject to the terms and conditions of Article 33 below.
1.9.
Tenant Improvement Allowance: (i) Up to One Hundred Ninety Dollars ($190.00) per Rentable Square Foot of the Premises (i.e., up to $8,560,830.00) (“Initial Allowance”), plus (ii) at Tenant’s election and

[Exhibit A]

subject to repayment as provided herein, an additional amount of up to a maximum of Fifteen Dollars ($15.00) per Rentable Square Foot of the Premises (i.e., up to $675,855.00) (“Additional Allowance”), plus (iii) all or a portion of the Abated Rent Amount (as defined below) which Tenant timely elects to apply to the Tenant Improvements (in lieu of abated rent) (“Abated Rent Allowance”), to be contributed by Landlord toward the cost of constructing the Tenant Improvements pursuant to the Work Letter Agreement described in Section 2.1 below. The Initial Allowance and, if applicable, the Additional Allowance and the Abated Rent Allowance, shall be collectively referred to herein as the “Tenant Improvement Allowance.” If Tenant elects to use the Additional Allowance or a portion thereof, (a) such amount shall be amortized over the Initial Term on a straight line basis at an annual percentage rate of eight percent (8%) and payable by Tenant as a component of Basic Rent, and (b) as a condition to Landlord providing any portion of the Additional Allowance, Tenant shall be obligated to apply and convert an equal amount of the Abated Rent Allowance on a per rentable square foot basis, pari passu (e.g., if Tenant elects to use $5.00 per Rentable Square Foot of the Additional Allowance, Tenant must also elect to apply a portion of the Abated Rent Amount equal to $5.00 per Rentable Square Foot toward the cost of the Tenant Improvements), and the amount of Basic Rent to be abated pursuant to Section 5.1 below shall be reduced accordingly. Tenant shall notify Landlord of its election to use the Additional Allowance and a corresponding portion of the Abated Rent Allowance prior to commencement of construction of the Tenant Improvements.
1.10.
Early Occupancy Date: The earlier to occur of (i) the date upon which Tenant first commences the conduct of business in the Premises for the Permitted Use, and (ii) the later to occur of (x) the date on which the Tenant Improvements are Substantially Complete pursuant to the terms and conditions of, and as that term is defined in, the Work Letter Agreement, and (y) March 1, 2021 (“Estimated Completion Date”). Beginning on the Early Occupancy Date, Tenant shall have the right to occupy and use the Premises on all of the same terms and conditions of this Lease except as expressly provided herein. The period between the Early Occupancy Date and the Commencement Date (as defined below) shall be referred to herein as the “Early Occupancy Period”. During the Early Occupancy Period, Tenant shall have no obligation to pay Basic Rent. All other terms and provisions of this Lease (including, without limitation, the obligation to pay separately metered utilities and all Additional Rent) shall apply to the Premises both during the Early Occupancy Period and thereafter.
1.11.
Commencement Date: The date which is two (2) weeks following the Early Occupancy Date.
1.12.
Basic Rent:

Months of Initial Term	Basic Rent per Rentable Square Foot ($/mo)	Monthly Installments of Basic Rent ($/mo)	Annual Basic Rent ($/yr)
1-12*	$4.20	$189,239.40	$2,270,872.80
13-24	$4.33	$194,916.58	$2,338,998.96
25-36	$4.46	$200,764.08	$2,409,168.96
37-48	$4.59	$206,787.00	$2,481,444.00
49-60	$4.73	$212,990.61	$2,555,887.32
61-72	$4.87	$219,380.33	$2,632,563.96
73-84	$5.02	$225,961.74	$2,711,540.88
85-96	$5.17	$232,740.59	$2,792,887.08
97-108	$5.32	$239,722.81	$2,876,673.72
109-120	$5.48	$246,914.49	$2,962,973.88
121-124	$5.64	$254,321.92	$3,051,863.04

*Provided that Tenant is not in default under this Lease beyond any applicable notice and cure period, monthly installments of Basic Rent shall be abated for months two (2) through seven (7) of the Initial Term, for a total “Abated Rent Amount” of $1,135,436.40, pursuant to the terms and conditions of Section 5.1 below.

1.13.
Tenant’s Percentage: 24.55%.
1.14.
Security Deposit: $254,321.92; Letter of Credit Amount: $2,000,000.00.
1.15.
Broker(s): Avison Young (Brian Cooper), representing Tenant, and Jones Lang LaSalle (Chad Urie, Tim Olson and Grant Schoneman), representing Landlord.

1.16.
Permitted Use: Office, laboratory and research and development and all uses ancillary thereto, and no other use, subject to compliance with all applicable Laws (defined below).
1.17.
Building Area: 183,565 Rentable Square Feet.
2.

PREMISES AND COMMON AREAS
2.1.
Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises outlined on the Floor Plan attached hereto, marked Exhibit “A-I”, and incorporated herein by this reference (“Outline of Premises”). The Premises are located in the Building, which, together with the Parking Area, is located on the parcel or parcels of real property (“Project Site”) outlined on the Project Site Plan attached hereto, marked as Exhibit “A-II”, and incorporated herein by this reference (“Project Site Plan”) (all of which, together with the Building Common Areas and the Project Common Areas, as hereinafter defined, are collectively referred to as the “Project”). The Premises are leased in their “AS-IS” condition in accordance with Article 14; provided however, the Premises will be improved by Landlord with the Tenant Improvements described in the Work Letter Agreement, a copy of which is attached hereto, marked as Exhibit “B” and incorporated herein by this reference (“Work Letter Agreement”). The Premises are agreed, for the purposes of this Lease, to have approximately the number of Rentable Square Feet designated in Section 1.6, subject to adjustment as described in Section 2.2 below. The parties hereto agree that this Lease is upon and subject to the terms, covenants and conditions herein set forth. Each of Landlord and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed.
2.2.
Rentable Area.
2.2.1.1.
Landlord and Tenant stipulate and agree that: (a) subject to Section 2.2.2 below, the Rentable Square Feet contained in the Building is as specified in Section 1.17, and (b) the Rentable Square Feet of the Building shall include all of, and the Rentable Square Feet of the Premises shall include a portion of (such portion to be equitably determined by Landlord) the total square feet contained in any common areas (e.g., lobbies, mail room, fire control room, etc.) of the Building. The initial Monthly Basic Rent and Tenant’s Percentage specified in Section 1.13 of this Lease are based upon the approximate Rentable Square Feet of the Premises set forth in Section 1.6and the Rentable Square Feet of the Building set forth in Section 1.17. The Memorandum of Lease Terms (as defined in Section 3) shall indicate, among other things, the actual Rentable Square Feet of the Premises, as set forth in this Section 2.2.1.
2.2.1.2.
Landlord reserves the right (a) to modify the standards utilized hereunder for the measurement of Rentable Square Feet (so long as any such modification is reasonably consistent with then prevailing Institutional Owner Practices (defined below)) and (b) consistent with any such modifications of measurement standards, to adjust the Rentable Square Feet of the Premises and the Building and/or portions thereof and any economic terms set forth herein (such as Tenant’s Percentage) calculated on the basis thereof; provided that Landlord shall have no right to adjust the Basic Rent then in effect as a result of any such modification.
2.3.
Common Areas. Tenant and its employees, invitees and agents shall have the nonexclusive right to use in common with Landlord and other tenants or occupants of the Project and their respective employees, invitees and agents, subject to the Rules and Regulations referred to in Section 36.1 below and all covenants, conditions and restrictions affecting the Project, any of the following areas which may be appurtenant to the Premises (collectively, “Common Areas”):
2.3.1.1.
any common entrances, lobbies, shared entry lobbies and corridors, shared restrooms, service areas, elevators, stairways, accessways and/or ramps which may be located in the Building, and any common pipes, wires and appurtenant equipment which may be serving the Premises (collectively, “Building Common Areas”); and
2.3.1.2.
the Parking Area and any loading and unloading areas, trash areas, service areas, parking areas, roadways, sidewalks, walkways, plazas, parkways, driveways, landscaped areas and similar areas and facilities from time to time situated within the Project (collectively, “Project Common Areas”).

2.4.
Landlord’s Reservation of Rights. Landlord reserves for itself, and for the owner(s) and operator(s) of the Project or any portion thereof, the right from time to time without material interference with Tenant’s Permitted Use or access to the Premises:
2.4.1.1.
to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment which are located in the Premises or elsewhere, and to expand the Building and/or the Parking Area (after which expansion there shall be an appropriate adjustment made to Tenant’s Percentage); provided in no event shall such reservation of rights reduce the Rentable Square Feet of the Premises;
2.4.1.2.
to make changes in its sole and absolute discretion to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways;
2.4.1.3.
to close temporarily any of the Common Areas for maintenance purposes and to avoid claims of prescriptive rights so long as reasonable access to the Premises remains available;
2.4.1.4.
to designate other land outside the boundaries of the Building or the Project to be a part of the Project Common Areas;
2.4.1.5.
to add additional buildings and improvements to the Project Common Areas;
2.4.1.6.
to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building, the Parking Area or the Project, or any portion thereof; and
2.4.1.7.
to do and perform such other acts and make such other changes in, to or with respect to the Project or any portion thereof as Landlord and/or the owner(s) and/or operator(s) thereof may deem to be appropriate.
3.

TERM
3.1.
Initial Term. The “Initial Term” of this Lease shall be for the period designated in Section 1.7, commencing on the Commencement Date and ending on the last day of the month in which the expiration of such period occurs, unless sooner terminated as hereinafter provided; provided that if the Commencement Date occurs on a day other than the first day of any calendar month, for purposes of calculating the date (“Expiration Date”) on which the Term is scheduled to expire and the timing of all scheduled increases in Basic Rent during the Term, the Commencement Date shall be deemed to be the first day of the calendar month following the Commencement Date. The Commencement Date, the date upon which the Initial Term of this Lease shall end unless sooner terminated pursuant to the provisions hereof, the Rentable Square Feet in the Premises and Tenant’s Percentage as determined pursuant to Section 2.2 above shall be specified in a Memorandum of Lease Terms, which shall be in the form of Exhibit “C”, attached hereto and incorporated herein by this reference (“Memorandum of Lease Terms”), and shall be executed by Tenant as soon as practicable after the Commencement Date. As used herein, “Term” shall refer to the Initial Term as it may be extended by written agreement of Landlord and Tenant, including, without limitation, as a result of Tenant’s exercise of the Option in accordance with Section 3.2 below.
3.2.
Option Term. Tenant shall have the right and option (“Option”) to extend the Term of this Lease for one (1) additional period of five (5) years (“Option Term”). The Option Term shall commence on the day immediately succeeding the expiration date of the Initial Term and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of such Option Term. Notwithstanding any provision of this Section 3.2 to the contrary, the Option shall be personal to the original Tenant under this Lease (i.e., AnaptysBio, Inc.) (“Original Tenant”) and to any Permitted Transferee.
(1)
Tenant shall exercise the Option by giving written notice to Landlord of its election to do so not earlier than fifteen (15) months and not later than twelve (12) months prior to the expiration of the Initial Term. The giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for such Option Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails to give timely notice to Landlord, this Lease shall automatically terminate at the end of the Initial Term and Tenant shall have no further option to extend the Term of this Lease. The Option shall be exercisable by Tenant only on the express condition that (i) at the time of the exercise, and at all times prior to the commencement of the Option Term, Tenant shall not be in Default under any of the provisions of this Lease, and (ii) Tenant shall not have been ten (10) or more days late in the payment of Monthly Basic Rent more than once during any twelve (12) consecutive month period during the Term.
(2)
The Option Term shall be on all the terms and conditions of this Lease, except that: (i) Tenant shall have no further right or option to extend the Term as provided by this Section 3.2 and (ii) the Basic Rent for the Option Term shall be equal to the Fair Market Rental Value of the Premises for such Option Term, determined pursuant to Subsection 3.2.3 below. If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest under this Lease to anyone other than a Permitted Transferee, the Option shall lapse. If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest of Tenant under this Lease to any person or entity other than a Permitted Transferee after the exercise of the Option but prior to the commencement of the Option Term (whether with or without Landlord’s consent), the Option shall lapse and the Term of this Lease shall expire as if the Option was not exercised.
(3)
For the purposes hereof, “Fair Market Rental Value” of the Premises shall mean the prevailing annual market rental value (which rental value determination may include increases in Rent during the Option Term) for Class “A” office and laboratory/research and development space of comparable size, quality and location in comparable first-class office and laboratory/research and development buildings located in the Sorrento Mesa submarket of San Diego, California, as of the date of commencement of the Option Term (“Comparable Transactions”), taking into consideration the amenities offered in or near the Project and the amount, availability and cost of parking; provided, however, that in calculating the Fair Market Rental Value, no consideration shall be given to (1) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the Option Term or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (2) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Market Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or security deposit, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).
(4)
Promptly after receiving Tenant’s notice of its election to exercise the Option to extend the Term of this Lease, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the Option Term (“Landlord’s Fair Market Rental Value Notice”). In the event that Tenant objects to Landlord’s determination of the Fair Market Rental Value within ten (10) business days following Tenant’s receipt of Landlord’s Fair Market Rental Value Notice, Landlord and Tenant shall attempt to agree upon the Fair Market Rental Value using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Fair Market Rental Value (“Outside Agreement Date”), then each party shall make a separate determination of the Fair Market Rental Value within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Subsection 3.2.4(A)through Subsection 3.2.4(G) below.
(a)
Landlord and Tenant shall each appoint one arbitrator who shall be a real estate broker or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of office and laboratory/research and development properties in the Sorrento Mesa submarket of San Diego, California. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value, as determined by the arbitrators, taking into account the requirements of Subsection 3.2.3. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.
(b)
The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(c)
The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant thereof.
(d)
The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
(e)
If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such arbitrator’s decision shall be binding upon Landlord and Tenant.
(f)
If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Subsection 3.2.4.
(g)
The cost of the arbitration shall be paid by Landlord and Tenant equally.
4.

DELIVERY

Landlord will endeavor to tender possession of the Premises to Tenant with the Tenant Improvements Substantially Complete on or before the Estimated Completion Date; provided, that if the date on which Landlord actually tenders possession of the Premises to Tenant in such condition does not occur on or before the Estimated Completion Date, this Lease shall not be void or voidable, the Term of this Lease shall not be extended, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom; provided further that Landlord shall use commercially reasonable efforts to tender to Tenant delivery of possession of the Premises in such condition as soon as reasonably possibly after the Estimated Completion Date. Notwithstanding the foregoing, if Landlord is unable to deliver possession of the Premises to Tenant on or before the date which is six (6) months after the Estimated Completion Date (“Outside Delivery Date”), then Tenant shall have the right to terminate this Lease by delivering Notice thereof to Landlord no later than five (5) business days after the Outside Delivery Date, which termination shall be effective thirty (30) days after the date of such Notice, provided that if Landlord delivers possession of the Premises to Tenant within such thirty (30) day period, then Tenant’s notice to terminate shall be deemed void and this Lease shall continue in full force and effect. If this Lease is terminated in accordance with the immediately preceding sentence, Landlord shall promptly return to Tenant any unapplied portion of the Security Deposit and any pre-paid Rent. Tenant’s failure to deliver a Notice of termination within five (5) business days after the Outside Delivery Date shall be deemed Tenant’s waiver of its right to terminate this Lease due to a delay in delivery of the Premises. Notwithstanding anything contained herein to the contrary, the Outside Delivery Date shall be extended on a day-for-day basis for any delay to the extent caused solely by an event of Force Majeure and/or a Tenant Delay; provided that if such event of Force Majeure arises as a result of the Orders (as defined herein), the Outside Delivery Date shall not be extended beyond the date that is four (4) months after the Orders are no longer effective. As used herein, “Orders” means (i) that certain Executive Order N-33-20 issued on March 19, 2020 by Governor Gavin Newsom, as amended from time to time (the “California Order”), (ii) that certain Order, dated March 27, 2020, issued by the County of San Diego Health and Human Services Agency, as amended from time to time (the “County Order”), (iii) that certain City of San Diego Executive Order No. 2020-1, dated March 16, 2020, as amended from time to time (the “City Order”), and (iv) any law, ordinance, or regulation enacted during the Term that has the same effect as the California Order, the County Order and/or the City Order or otherwise prevent in-person workforces in the Premises. If Tenant is entitled to terminate this Lease in accordance with this Article 4 but elects not to so terminate this Lease, and provided that Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant shall be entitled to receive a credit to be applied to the Basic Rent next due and payable under this Lease in an amount equal to fifty percent (50%) of the Holdover Penalty (as defined below), if any, actually charged to Tenant and paid by Tenant under (a) that certain Sublease, dated May 18, 2018, by and between Tenant and Trex Enterprises Corporation, a California corporation (“Trex”), for certain premises located at 10455 Pacific Center Court, San Diego, California 92121 (“Trex Sublease”), and/or (b) that certain Office Lease, dated April 19, 2011, by and between Tenant and Kilroy Realty, L.P., a Delaware limited liability company (“Kilroy”), for certain premises located at 10421 Pacific Center Court, San Diego, California 92121, as amended by that certain First Amendment to Office Lease, dated September 10, 2015 (“Kilroy Lease”) (collectively, the “Prior Leases{xe "Prior Lease"}”), to the extent attributable to the period of time commencing on the date that any Holdover Penalty is incurred under any Prior Lease and the actual date on which possession of the Premises is delivered to Tenant with the Tenant Improvements Substantially Complete (“Actual Delivery Date{xe "Actual Delivery Date"}”), but excluding the number of days of delay arising from a Tenant Delay. As used in this Article 4, “Holdover Penalty{xe "Holdover Penalty"}” shall mean the additional base rent actually charged by Trex and/or Kilroy, as applicable, as a result of Tenant’s holdover beyond the term of any Prior Lease and paid by Tenant, up to the maximum amounts set forth below, as evidenced by an invoice or other formal notice delivered by Trex and/or Kilroy, as applicable, a copy of which shall be delivered to Landlord hereunder.

	Maximum Monthly Holdover Penalty	Landlord’s Share (50%) of Maximum Monthly Holdover Penalty
Trex Sublease	$16,517.28	$8,258.64
Kilroy Lease	$25,115.84	$12,557.92

In no event shall Landlord be liable for any other amounts charged to Tenant under the Prior Leases (including, without limitation, consequential damages), other than an amount equal to fifty percent (50%) of the Holdover Penalty as expressly set forth herein. For clarification and the avoidance of doubt, if Landlord delivers the Premises to Tenant with the Tenant Improvements Substantially Complete on or before the Outside Delivery Date, as the same may be extended pursuant to this Article 4, or if Tenant terminates this Lease in accordance with this Article 4, then Landlord shall have no obligation to pay for any portion of the Holdover Penalty. The remedies set forth in this Article 4 shall be Tenant’s sole and exclusive remedies at law or equity for the matters described herein.

5.

RENT
5.1.
Basic Rent. Tenant shall pay Landlord as consideration for the use and enjoyment of the Premises the Basic Rent designated in Section 1.11 (subject to proration as hereinafter provided) in equal monthly installments, each in advance on the first day of each calendar month during the Term commencing on the Commencement Date, except that the first month’s Rent shall be paid to Landlord upon delivery to Landlord of a copy of this Lease, executed by Tenant. If the Term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such period shall be prorated on the basis of a thirty (30) day month. Notwithstanding the foregoing, and provided that Tenant is not in default under this Lease beyond any applicable notice and cure period, the monthly installment of Basic Rent for the Premises shall be abated during months two (2) through seven (7) of the Initial Term (“Abatement Period”), subject to adjustment thereof as provided in Section 1.9 above. All other terms and provisions of this Lease (including, without limitation, the obligation to pay separately metered utilities and all Additional Rent) shall apply to the Premises both during the Abatement Period and thereafter.
5.2.
Additional Rent. In addition to the Basic Rent, Tenant agrees to pay as Additional Rent (defined below) the amount of Rent adjustments and other charges required by this Lease. Other charges to be paid by Tenant hereunder, including, without limitation, payments for Operating Expenses, Real Property Taxes, insurance, insurance deductibles and repairs shall be considered “Additional Rent” for purposes of this Lease. The term “Rent” as used in this Lease shall mean Basic Rent and Additional Rent and all other amounts payable by Tenant pursuant to this Lease. When no other time is stated herein for payment, payment of any amount due from Tenant to Landlord hereunder shall be made within ten (10) business days after Tenant’s receipt of Landlord’s invoice or statement therefor. All Rent shall be paid to Landlord, without prior demand and without any deduction or offset except as specified herein, in lawful money of the United States of America, via Automated Clearing House (ACH) or to such other person or at such other place as Landlord may from time to time designate in writing.
5.3.
Late Payment. If Tenant fails to pay any installment of Rent when due or in the event Tenant fails to make any other payment for which Tenant is obligated under this Lease when due, such late amount shall accrue interest and Tenant shall pay Landlord as Additional Rent interest on such amount at an annual rate (“Default Rate”) equal to the lesser of: (a) the then prevailing prime rate of Bank of America NT & SA (“Prime Rate”) plus six (6) percentage points or (b) the maximum rate permitted by law from the date such amount became due until such amount is paid. If the format or components of the Prime Rate are materially changed, or if the Prime Rate ceases to exist, Landlord shall substitute a prime rate or alternative base rate of interest that is maintained by the

Bank of America NT & SA or similar financial institution which Landlord determines in its reasonable business judgment. In addition to said interest, Tenant shall pay to Landlord concurrently with any installment of Rent, or other payment, not paid within five (5) days of the date upon which it is due, and Landlord may demand same from Tenant, as Additional Rent, a late charge equal to eight percent (8%) of the late amount to compensate Landlord for the extra costs incurred as a result of such late payment; provided that no such late charge shall be due with respect to the first delinquent payment in any twelve (12) month period provided that such payment is made within ten (10) days after delivery of written notice from Landlord that such amount is due. THE PARTIES AGREE THAT ANY SUCH LATE PAYMENT MAY CAUSE LANDLORD TO INCUR ADMINISTRATIVE COSTS AND OTHER DAMAGE, THE EXACT AMOUNT OF WHICH WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO ASCERTAIN, AND THAT SUCH INTEREST AND LATE CHARGE REPRESENT A FAIR AND REASONABLE ESTIMATE OF THE DETRIMENT THAT LANDLORD WILL SUFFER BY REASON OF LATE PAYMENT BY TENANT. Acceptance of any such interest and late charge shall not constitute a waiver of any Tenant Default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or at law.
5.4.
Additional Late Payment Remedies. Any payment returned to Landlord shall be subject to a handling charge of $50.00. If Tenant fails to pay an installment of Basic Rent within ten (10) days following the date the same is due on any three (3) or more occasions during any twelve (12) month period, Landlord shall have the right, in addition to any other rights or remedies it may have hereunder or at law, to require Tenant thereafter to pay installments of Basic Rent quarterly in advance.
6.

RENT ADJUSTMENT
6.1.
Definitions. For the purposes of this Lease, the following terms shall be defined as follows:
6.1.1.1.
Operating Expenses: “Operating Expenses” shall consist of all costs of operation, management, ownership, insurance, maintenance and repair of the Project, including without limitation the Building, the Common Areas and all other portions of the Project, including any expansions thereof by Landlord or by the owner(s) and/or the operator(s) thereof. Operating Expenses shall include, without limitation, the following: (a) any and all non-tax assessments payable by Landlord for, or costs or expenses incurred by Landlord in connection with, the Building or the Project pursuant to any covenants, conditions or restrictions, reciprocal easement agreements, tenancy-in-common agreements or similar restrictions and agreements affecting the Building or the Project; (b) assessments and any taxes or assessments hereafter imposed in lieu thereof; (c) Rent taxes and gross receipts taxes (whether assessed against Landlord or assessed against Tenant and paid by Landlord, or both); (d) water and sewer charges; (e) accounting, legal and other consulting fees incurred by Landlord in connection with the Project or any portion thereof; (f) the net cost and expense of insurance, and any associated insurance deductibles, for which Landlord and/or the owner(s) and/or the operator(s) of the Project is (are) responsible or any first mortgagee with a lien affecting the Premises reasonably deems necessary in connection with the operation of the Building or the Project; (g) utilities, including, but not limited to, any and all costs and fees associated with the installation, maintenance, repair, or replacement of intrabuilding network telephone and data cable; (h) janitorial services, security, labor, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes, including, but not limited to, the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.), or regulations or interpretations thereof promulgated by, any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) in connection with the use or occupancy of the Project or any portion thereof; (i) costs and expenses incurred or suffered by Landlord in connection with transportation or energy management programs; (j) the cost (amortized over such period as is customary under sound institutional real estate property management procedures (“Institutional Owner Practices”), together with interest at a rate (“Interest Rate”) equal to the Prime Rate plus two (2) percentage points on the enumerated balance): (i) of any capital improvements or replacements intended as labor‑saving devices or to effect other economies in the maintenance or operation of, or stability of services to, the Building (including Building Common Areas) or the Project Common Areas by Landlord or by the owner(s) and/or the operator(s) thereof, or (ii) of replacing any equipment, systems or materials needed to operate the Project or any portion thereof at the same quality levels as prior to the improvement or replacement or as mandated by revisions or governmental interpretations of any applicable Laws (defined below) or (iii) which are designed to reduce Operating Expenses or to comply with Laws; (k) costs incurred in the management of the Project, including supplies, materials, equipment, on-site management office rent, wages and salaries of employees used in the management, operation and maintenance thereof, payroll taxes and similar governmental charges with respect thereto, and a Building management fee (not to exceed three percent (3%) of gross receipts, grossed up to reflect ninety-five percent (95%) occupancy); (l) all costs and expenses for air-conditioning, waste disposal, heating, ventilating, elevator repair and maintenance, supplies, materials, equipment, and tools incurred in connection with the Project or any portion thereof (except as the same is payable to Landlord by tenants of the Project under their leases for space in the Project); (m) repair and maintenance of the roof and structural portions of the Building and the Common Areas, including the plumbing, heating, ventilating, air conditioning and electrical systems installed or furnished by Landlord; (n) maintenance costs of the Building, the Common Areas and the Project or any portion thereof, including utilities and payroll expenses, rent of personal property used in maintenance and all other upkeep; (o) costs and expenses of gardening and landscaping the Project or any portion thereof; (p) maintenance of signs located in or about the Project (other than Tenant’s signs or the signs of other tenants or occupants of the Building who are responsible to maintain their own signs); (q) personal property taxes levied on or attributable to personal property of Landlord or the owner(s) and/or operator(s) of the Project used in connection with the Project; (r) reasonable audit or verification fees incurred in connection with the Project; and (s) the costs and expenses of repairs (including latent defects), resurfacing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items incurred with respect to the Project, including appropriate reserves.

Operating Expenses shall not include: (A) depreciation on the Building or equipment therein; (B) Landlord’s executive salaries; (C) real estate broker’s commissions and advertising costs in connection with leasing space in the Project; (D) legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants and occupants of the Building or Project; (E) the cost of any capital improvements unless specifically permitted by this Section 6.1.1, parts (a) through (s), inclusive; (F) amounts received by Landlord on account of proceeds of insurance to the extent the proceeds are reimbursement for expenses which were previously included in Operating Expenses; (G) payments of principal and interest on any mortgages upon the Project or Building; (H) payments of ground rent pursuant to any ground lease covering the Project or Building; (I) the costs of gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold domestic water, sewer and other utilities or any other service work or facility, or level or amount thereof, provided to any other tenant or occupant in the Project which either (x) is not required to be supplied or furnished by Landlord to Tenant under the provisions of this Lease or (y) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge; (J) any cost that is expressly excluded from Operating Expenses in an express provision contained in this Lease; (K) initial improvements or alterations to tenant spaces in the Project; (L) the cost of providing any service directly to and paid directly by a single individual lessee, or costs incurred for the benefit of a single lessee; (M) costs incurred due to Landlord’s breach of a law or ordinance; (N) repairs necessitated by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors; (O) charitable or political contributions and membership fees or other payments to trade organizations; (P) Landlord’s general overhead expenses not related to the Project; (Q) Landlord’s costs of any services provided to lessees or other occupants for which Landlord is actually reimbursed by such lessees or other occupants (other than reimbursement through Operating Expenses) as an additional charge or rental over and above the basic rent (and escalations thereof) payable under the lease with such lessee or other occupant; (R) costs (i.e., interest and penalties) incurred due to Landlord’s default of this Lease or any other lease, mortgage, or other agreement, in each case affecting the Project; (S) payments to subsidiaries or affiliates of Landlord, or to any other party, in each case as a result of a non-arm's length transaction, for management or other services for the Project, or for supplies or other materials for the Project, to the extent that such payments exceed arm’s length competitive prices in the market where the Premises are located for the services, supplies or materials provided; (T) costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof; (U) costs of environmental testing, monitoring, removal or remediation of any Hazardous Materials in the Project that are in existence at the Project prior to the Commencement Date except to the extent caused by Tenant; (V) the costs of acquiring investment-grade art; and (W) any item that, if included in Operating Expense, would involve a double collection for such item by Landlord.

6.1.1.2.
Real Property Taxes: “Real Property Taxes” shall mean and include any form of assessment, re-assessment, license fee, license tax, business license fee, commercial rent tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any Governmental Authority, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Building, the Premises or the Project, including but not limited to the following:
6.1.1.2.1.
any tax on Landlord’s “right” to other income from the Project or any portion thereof or as against Landlord’s business of leasing the Project or any portion thereof;
6.1.1.2.2.
any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real estate tax, including but not limited to, any assessments, taxes, fees, levies and charges that may be imposed by any Governmental Authority for such services as fire protection, street, sidewalk or road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, it being the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Real Property Taxes” for the purposes of this Lease;
6.1.1.2.3.
any assessment, tax, fee, levy or charge allocable to or measured by the area of any premises in the Project or the Rent payable hereunder and under any other leases for premises in the Building, the Parking Area or the Project, including without limitation any gross income tax or excise tax levied by any Governmental Authority or any political subdivision thereof, with respect to the receipt of such Rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by tenants of their premises in the Project, or any portion thereof; and
6.1.1.2.4.
any assessment, tax, fee, levy or charge upon this transaction or any document creating or transferring an interest or an estate in the Project or any portion thereof, or based upon a reassessment of the Project or any portion thereof by virtue of a “change in ownership”, and as a result thereof, and to the extent that in connection therewith, the Building is reassessed for real estate tax purposes by the appropriate Governmental Authority pursuant to the terms of Proposition 13 (as adopted by the voters of the State of California in the June, 1978 election, or any successor statute).

Notwithstanding any provision of this Section 6.1.2 expressed or implied to the contrary, “Real Property Taxes” shall not include (a) Landlord’s federal or state income, franchise, inheritance or estate taxes, or (b) fines, penalties and/or interest incurred as a result of Landlord’s failure to pay any Real Property Tax when due.

6.1.1.3.
Tenant’s Percentage. “Tenant’s Percentage” means the percentage set forth in Section 1.13; provided, however, that Landlord reserves the right from time to time during the Term of this Lease to recalculate Tenant’s Percentage, in which case Tenant’s Percentage shall mean that numeric figure obtained by dividing the Rentable Square Feet of the Premises, as adjusted pursuant to Section 2.2, by the total Rentable Square Feet of the Building.
6.2.
Calculation Methods and Adjustments.
6.2.1.1.
Subject to the provisions of this Section 6.2, all calculations, determinations, allocations and decisions to be made hereunder with respect to Operating Expenses and Real Property Taxes shall be made on a triple net basis in accordance with the good faith determination of Landlord applying sound accounting and property management principles consistently applied which are consistent with Institutional Owner Practices. If the Project is not at least one hundred percent (100%) occupied during all or a portion of the any year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Landlord shall have the right to equitably allocate some or all Operating Expenses among particular classes or groups of tenants in the Project or Building (for example, retail tenants) to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses, as applicable, are being provided to or conferred upon such classes or groups. All discounts, reimbursements, rebates, refunds, or credits (collectively, “Reimbursements”) attributable to Operating Expenses or Real Property Taxes received by Landlord in a particular year shall be deducted from Operating Expenses or Real Property Taxes, as applicable, in the year the same are received; provided, however, if such practice is consistent with Institutional Owner Practices, Landlord may treat Reimbursements generally (or under particular circumstances) on a different basis.

6.2.1.2.
As of the date of this Lease, Tenant shall pay Additional Rent under this Article 6 based on the Operating Expenses and Real Property Taxes for the Project. If the Project at any time contains more than one building, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and/or Real Property Taxes for the buildings comprising the Project among the Building and some or all of the other buildings of the Project. In such event, Landlord shall reasonably determine a method of allocating such Operating Expenses and/or Real Property Taxes attributable to the Building and/or such other building(s) of the Project to the Building and/or such other building(s) and Tenant shall be responsible for paying its proportionate share of such expense(s) which are allocated to the Building. Landlord shall also have the right, from time to time, to require Tenant to pay Tenant’s Percentage of Operating Expenses and Real Property Taxes based solely on the Operating Expenses and Real Property Taxes for the Building.
6.3.
Payment of Tenant’s Percentage of Operating Expenses and Real Property Taxes. This shall be a triple net Lease and Basic Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Tenant’s Percentage of Operating Expenses and Tenant’s Percentage of Real Property Taxes are intended to pass on to Tenant, and reimburse Landlord for, all costs and expenses of the nature described in Section 6.1 incurred in connection with the ownership, operation, management, insurance, maintenance and repair of the Project. For each calendar year of the Term, Tenant shall pay Tenant’s Percentage of the Operating Expenses and Tenant’s Percentage of the Real Property Taxes paid or incurred by Landlord for such year as Additional Rent. Tenant shall pay such amounts as follows:
6.3.1.1.
Estimate of Annual Operating Expenses and Real Property Taxes. At the beginning of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a reasonable estimate (“Estimated Statement”) of Tenant's Percentage of Operating Expenses and Tenant's Percentage of Real Property Taxes for the then current calendar year. Landlord may revise its estimates of Tenant's Percentage of Operating Expenses and Tenant's Percentage of Real Property Taxes for any year from time to time in its reasonable discretion, and upon receipt of a revised Estimated Statement, Tenant shall begin making payments under this Section 6.3.1 in accordance with such revised estimates. For each calendar year during the Term of this Lease, or portion thereof, Tenant shall pay to Landlord the estimated Tenant’s Percentage of Operating Expenses and the estimated Tenant's Percentage of Real Property Taxes, as specified in the Estimated Statement. These estimated amounts shall be divided into twelve (12) equal monthly installments. Tenant shall pay to Landlord, concurrently with the regular monthly Basic Rent payment next due following the receipt of such an Estimated Statement, an amount equal to one monthly installment multiplied by the number of months from the commencement of the calendar year for which such estimates were prepared to the month of such payment, both months inclusive, less any amounts paid under this Section 6.3.1 after commencement of such calendar year based on the last Estimated Statement delivered by Landlord. Subsequent payments under this Section 6.3.1 shall be payable concurrently with the regular monthly Rent payments for the balance of that calendar year and shall continue until the next Estimated Statement is delivered by Landlord. Failure of Landlord to deliver an Estimated Statement for any calendar year shall not relieve Tenant of its obligation to make estimated payments of Tenant's Percentage of Operating Expenses and Tenant's Percentage of Real Property Taxes under this Section 6.3.1.
6.3.1.2.
Annual Reconciliation. At the end of each calendar year or as soon thereafter as practicable Landlord shall deliver to Tenant a statement (“Annual Reconciliation”) of (a) the actual annual Operating Expenses and Tenant’s Percentage of Operating Expenses for the preceding year, and (b) the actual annual Real Property Taxes and Tenant’s Percentage of Real Property Taxes for the preceding year. If for any year, the sum of Tenant’s Percentage of Operating Expenses and Tenant’s Percentage of Real Property Taxes (as specified in the Annual Reconciliation) is less than the total amount of the estimated payments made by Tenant under Section 6.3.1 above for such year, then any such overpayment, or overpayments, shall be credited toward the monthly Rent next falling due after determination by Landlord of such overpayment or overpayments and shall be paid to Tenant in a lump sum for periods after the expiration of the Term. Similarly, if for any year, the sum of Tenant’s Percentage of Operating Expenses and Tenant’s Percentage of Real Property Taxes (as specified in the Annual Reconciliation) is more than the total amount of the estimated payments made by Tenant under Section 6.3.1 above for such year, then any such underpayment, or underpayments, shall be paid by Tenant to Landlord concurrently with the next regular monthly Basic Rent payment coming due after Tenant’s receipt of the Annual Reconciliation (or if the Term shall have expired or terminated, within thirty (30) days following Tenant’s receipt of such Annual Reconciliation).

6.3.1.3.
Survival of Reconciliation. Even though the Term shall have expired and Tenant shall have vacated the Premises, when the final determination of Tenant’s Percentage of actual annual Operating Expenses, and/or of Tenant’s Percentage of actual annual Real Property Taxes, for the year in which this Lease terminates is delivered to Tenant, (a) Tenant shall immediately pay any amounts payable to Landlord under Section 6.3.2 above (as a result of any underpayments by Tenant under Section 6.3.1 above), and/or (b) conversely, Landlord shall promptly rebate any amounts payable to Tenant under Section 6.3.2 (as a result of any overpayments under Section 6.3.1 above) provided that no Tenant Default existed at the expiration or earlier termination of this Lease.
6.4.
Review of Annual Reconciliation. Provided that Tenant is not then in default with respect to its obligations under this Lease and provided further that Tenant strictly complies with the provisions of this Section 6.4, Tenant shall have the right, at Tenant’s sole cost and expense and upon thirty (30) days prior Notice (“Review Notice”) to Landlord delivered no later than sixty (60) days after an Annual Reconciliation is delivered to Tenant, to reasonably review or audit Landlord’s supporting books and records (at Landlord’s manager’s corporate offices) for any portion of the Operating Expenses or Real Property Taxes for the particular year covered by such Annual Reconciliation, in accordance with the procedures set forth in this Section 6.4. To the extent that any amounts specified in such Annual Reconciliation were not previously paid, Tenant shall pay all such amounts to Landlord simultaneously with Tenant’s delivery the Review Notice. Any review or audit of records under this Section 6.4 shall be at the sole expense of Tenant, shall be conducted by independent certified public accountants of national standing which are not compensated on a contingency fee or similar basis relating to the results of such review or audit and shall be completed within sixty (60) days after Landlord provides Tenant with access to Landlord’s supporting books and records. Tenant shall, within thirty (30) days after completion of any such review or audit, deliver Notice to Landlord specifying the items described in the Annual Reconciliation that are claimed to be incorrect by such review or audit (“Dispute Notice”). The right of Tenant under this Section 6.4 may only be exercised once for each year covered by any Annual Reconciliation, and if Tenant fails to deliver a Review Notice within the sixty (60) day period described above or a Dispute Notice within the thirty (30) day period described above, or if Tenant fails to meet any of the other above conditions of exercise of such right, the right of Tenant to review or audit a particular Annual Reconciliation (and all of Tenant’s rights to make any claim relating thereto) under this Section 6.4 shall automatically be deemed waived by Tenant. Tenant acknowledges and agrees that any records of Landlord reviewed or audited under this Section 6.4 (and the information contained therein) constitute confidential information of Landlord, which shall not be disclosed other than to Tenant’s accountants performing the review or audit and principals of Tenant who receive the results of the review or audit. If Landlord disagrees with Tenant’s contention that an error exists with respect to the Annual Reconciliation in dispute, Landlord shall have the right to cause another review or audit of that portion of the Annual Reconciliation to be made by a firm of independent certified public accountants of national standing selected by Landlord (“Landlord’s Accountant”). In the event of a disagreement between the two accounting firms, the review or audit of Landlord’s Accountant shall be deemed to be correct and shall be conclusively binding on both Landlord and Tenant. In the event that it is finally determined pursuant to this Section 6.4that a particular Annual Reconciliation overstated amounts payable by Tenant under this Article 6 with respect to the applicable year by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable costs of Tenant’s accountant and Landlord shall be liable for the costs of Landlord’s Accountant. In all other cases, Tenant shall reimburse Landlord for the reasonable costs of Landlord’s Accountant.
7.

SECURITY DEPOSIT
7.1.
Security Deposit. Tenant shall deposit with Landlord, upon delivery to Landlord of a copy of this Lease executed by Tenant, the Security Deposit designated in Section 1.14. Said sum shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term hereof and any extension hereof. Landlord shall have the right, but not the obligation, to apply all or any portion of the Security Deposit for the payment of Rent or any other sum due hereunder, to cure any default by Tenant of its obligations with respect to the restoration and surrender of the Premises or to cure any Tenant Default at any time, in which event Tenant shall be obligated to restore the Security Deposit to its original amount within ten (10) business days, and Tenant’s failure to do so shall be deemed to be a Default under this Lease. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which: (a) establishes the time frame by which a landlord must refund a security deposit under a lease, or (b) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that: (i) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 7.1 and (ii) rather than be so limited, Landlord may claim from the Security Deposit: (A) any and all sums expressly identified in this Section 7.1, and (B) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or Rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code, as amended and recodified from time to time. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such Security Deposit. Within thirty (30) days following the expiration of the Term, Landlord shall (provided that Tenant is not in Default under this Lease) return the Security Deposit to Tenant, less such portion as Landlord shall have applied in accordance with this Section 7.1. Should Landlord sell its interest in the Premises during the Term hereof and if Landlord deposits with (or gives a credit to) the purchaser thereof the then balance of the Security Deposit held by Landlord, Landlord shall be released from any further liability with respect to the Security Deposit.
7.2.
Letter of Credit. If at any time during the Term (a) the balance of Tenant’s cash, cash equivalents and Eligible Investments (as defined below) is less than One Hundred Million Dollars ($100,000,000.00) or (b) Tenant is unable to continue as a going concern, as each is determined by Tenant’s audited financial statements and/or disclosed by any of Tenant’s SEC filings (including, without limitation, any 10-Q or 10-K), Tenant shall immediately deliver Notice thereof to Landlord and, within ten (10) business days thereafter, Tenant shall deposit with Landlord the Letter of Credit (as defined in Exhibit “D-2”) in the Letter of Credit Amount as set forth in Section 1.14 above. As used herein, “Eligible Investments” mean U.S. government obligations, corporate obligations, bank instruments, FDIC-backed bank debt and U.S. treasury and U.S. government agency institutional money market funds. The Letter of Credit shall comply with the requirements of Exhibit “D-2”attached hereto and incorporated by reference herein. If Tenant fails to provide such Letter of Credit within the ten (10) business day period set forth above, such failure shall be deemed a Tenant Default, without notice or opportunity to cure. If the Letter of Credit is delivered to Landlord as required under this Section 7.2, and subsequent to such delivery, (i) the balance of Tenant’s cash, cash equivalents and Eligible Investments exceeds One Hundred Million Dollars ($100,000,000.00) and (ii) Tenant confirms its ability to continue as a going concern, as each is determined by Tenant’s audited financial statements and/or Tenant’s SEC filings, Landlord shall return the Letter of Credit to Tenant within thirty (30) days after Tenant’s written request therefor.
8.

USE
8.1.
General. Tenant shall use the Premises for the Permitted Use set forth in Section 1.16 above, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord. Nothing contained herein shall be deemed to give Tenant any exclusive right to such use in the Project or any portion thereof (excluding only the Premises).
8.2.
Laws/CC&R’s.
8.2.1.1.
Tenant shall not use or occupy the Premises in violation of any applicable laws, regulations, rules, orders, statutes or ordinances of any Governmental Authority, office, board or private entity in effect on or after the Effective Date and applicable to the Project or the use or occupancy of the Project, including, without limitation, the rules, regulations and requirements of the Pacific Fire Rating Bureau, and of any similar body, the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.) (“ADA”) and Hazardous Material Laws (as defined in Section 8.3.7 below) (collectively, “Laws”) or in violation of any government-issued permit for the Building or Project or any of the Rules and Regulations (as defined below), and shall, upon Notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority having jurisdiction to be a violation of any Laws, or of any government-issued permit for the Building or Project. Tenant shall cause the Premises to comply with all applicable Laws and shall comply with any direction of any Governmental Authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any obligation (including, but not limited to, any obligation imposed pursuant to the ADA), upon Tenant or Landlord with respect to the Premises or with respect to the use or occupancy thereof; provided, however, unless resulting from an Alteration performed by Tenant or by Tenant’s specific use of the Premises (as opposed to general office and laboratory/research and development use), Tenant shall not be responsible for any obligation imposed by the ADA after completion of the initial Tenant Improvements with respect to the Common Areas of the Building and the Premises (except its prorata share of compliance costs included in Operating Expenses). Tenant shall comply with all rules, orders, regulations and requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function. Tenant shall not do or permit to be done in or about the Premises anything which causes the insurance on the Premises, the Building or the Project or any portion thereof to be canceled or the cost thereof increased. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 8.2. In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Project or the Tenant Improvements showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of Landlord or other tenants or occupants of the Building, the Parking Area or the Project, or injure or unreasonably annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in or about the Premises or the Project. Tenant shall comply with all restrictive covenants and obligations created by private contracts that affect the use and operation of the Premises, the Building, the Common Areas or any other portion of the Project. Tenant shall not commit or suffer to be committed any waste in or upon the Premises or the Project and shall keep the Premises in first class repair and appearance. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure, maintain and comply with the terms and conditions of each such license or permit.
•
Without limiting the generality of the foregoing:
8.2.1.1.1.
Landlord and Tenant agree to cooperate, and Tenant shall use its commercially reasonable efforts to participate in governmentally mandated regulations applicable to businesses located in the area or to the Project. Neither this Section 8.2.1(A) nor any other provision of this Lease, however, is intended to or shall create any rights or benefits in any other person, firm, company, Governmental Authority or the public.
8.2.1.1.2.
Landlord and Tenant agree to cooperate and comply with any and all guidelines or controls imposed upon either Landlord or Tenant by any Governmental Authority.
8.2.1.1.3.
All costs, fees, assessments and other charges paid by Landlord to any Governmental Authority in connection with any program of the types described in Sections 8.2.1(A) and 8.2.1(B) above, and all costs and fees paid by Landlord to any Governmental Authority or third party pursuant to or to effect such program, shall be included in Operating Expenses for the purposes of Article 6, whether or not specifically listed in such Article 6.
8.2.1.1.4.
Tenant shall be liable for all penalties, noncompliance costs or other losses, costs or expenses incurred by Landlord primarily as a result of Tenant’s failure to comply with any of the provisions of Sections 8.2.1(A)through 8.2.1(C) above. Any such amount shall be payable by Tenant to Landlord within ten (10) business days after Landlord’s demand therefor as Additional Rent. Failure of Tenant to pay any amount due pursuant to this Section 8.2.1(D) when due shall be deemed a Tenant Default pursuant to this Lease.
8.2.1.2.
Tenant shall be responsible for all structural engineering required to determine structural load for any of Tenant’s furniture, fixtures, equipment, other personal property, Alterations and Tenant Improvements; provided that Landlord reserves the right to prescribe the weight and position of all file cabinets, safes and heavy equipment which Tenant desires to place in the Premises so as to properly distribute the weight thereof. Further, Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise.

8.3.
Hazardous Materials.
8.3.1.1.
Tenant shall not cause or permit any Hazardous Materials (as defined in Section 8.3.7 below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of applicable Laws by Tenant or any of its employees, agents, representatives, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder or (d) contamination of the Project occurs as a result of Hazardous Materials that are placed on or under or are released into the Project by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnified Parties (as defined in Section 22.1.2 below) harmless from and against any and all Claims (as defined in Article 20 below) of any kind or nature, including (i) diminution in value of the Project or any portion thereof, (ii) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (iii) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (iv) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.
8.3.1.2.
Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental applicable Laws (other than customary quantities of typical office and cleaning supplies, provided no permits or approvals from, and no notice or disclosure to, any Governmental Authorities is required in connection with the presence of such supplies at the Premises), (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.
8.3.1.3.
At any time, and from time to time, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of Tenant’s obligations under this Lease.
8.3.1.4.
Tenant shall not install or utilize any underground or other storage tanks storing Hazardous Materials on the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Subject to the foregoing, if underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the applicable Laws.
8.3.1.5.
Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.
8.3.1.6.
Tenant’s obligations under this Section 8.3 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 8.3.
8.3.1.7.
As used in this Lease, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by applicable Laws or any Governmental Authority, and the term “Hazardous Material Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety, the environment or any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), and California Health and Safety Code (Sections 25100, 25249.5, 25316 and 39000, et seq. in each case).
8.3.1.8.
Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of control areas (as defined in the California Building Standards Code) within the Project for the storage of Hazardous Materials. Without limiting the foregoing, if the use of Hazardous Materials by Tenant is such that Tenant utilizes fire control areas in the Project in excess of Tenant’s Percentage, then Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the California Building Standards Code as a “Group H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than Tenant’s Percentage. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.
8.4.
Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes

(whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:
8.4.1.1.
Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.
8.4.1.2.
If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of applicable Laws.
8.4.1.3.
Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.
8.4.1.4.
Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s construction of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.
8.4.1.5.
If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.
9.

MOLD

Tenant agrees to maintain the Premises in a manner that prevents the occurrence of an infestation of mold, mildew, microbial growths, and any associated mycotoxins in the Premises, and shall comply, at a minimum, with the following: (a) subject to the terms and conditions of Article 20, Article 21 and Section 22.4 below, Tenant agrees to immediately fix/abate any water intrusion in the Premises, except to the extent caused by Landlord, another tenant or any third party not within Tenant’s control, or to the extent such water intrusion is caused by an event within Landlord’s express maintenance and repair obligations under this Lease; (b) Tenant agrees to use all reasonable care to close all windows and other openings in the Premises to prevent outdoor water from penetrating into the interior unit; (c) Tenant agrees to clean and dry any visible moisture on windows, walls, and other surfaces, including personal property, as soon as reasonably possible; (d) Tenant agrees to keep the Premises free of dirt and debris that could reasonably be expected to harbor mold; (e) Tenant agrees to regularly clean and sanitize kitchens and other surfaces within the Premises where water, moisture condensation, and mold can collect; (f) Tenant agrees not to interfere with regular air flow and circulation throughout the Premises; (g) Tenant agrees to limit the indoor watering of plants; (h) Tenant agrees to prevent the overflow or release of water from bathrooms or kitchens, including but not limited to toilets, sinks, kitchen appliances, and other receptacles of water; (i) Tenant agrees not to obstruct fresh air supply to furnace, air conditioner or heater ducts; (j) Tenant agrees to maintain and not obstruct ventilation at all locations in the Premises; (k) Tenant agrees to use commercially reasonable efforts to prevent the clogging of all plumbing within the Premises; (l) Tenant agrees not to engage in any conduct that could reasonably be expected to promote or create mold growth; (m) Tenant agrees to report within forty-eight (48) hours the following to Landlord to the extent Tenant has actual knowledge thereof: (i) any non-working fan, heater, air conditioner or ventilation system; (ii) plumbing leaks, drips, sweating pipes, wet spots; (iii) overflows from bathroom, kitchen, or other facilities, including, but not limited to, tubs, showers, shower enclosures, toilets, sinks, kitchen appliances, or other receptacles of water, especially in cases where the overflow may have permeated walls, floors, ceilings or fixtures; (iv) water intrusion of any kind; (v) any mold or black or brown spots or moisture on surfaces inside the Premises; (vi) broken plumbing systems or standing water near structures within the Premises; and (vii) any odors consistent with mold growth within the Premises. Tenant agrees not to commence any mold investigation, testing, remediation or repair without first obtaining the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. If Landlord consents to any mold investigation, remediation or repair by Tenant, Tenant agrees to not use any methods of mold investigation, testing, remediation and repair that are speculative and not generally accepted within the scientific community, and Landlord reserves the right to approve any and all third parties retained by Tenant to conduct any such mold investigation, testing, remediation and repair. As of the Effective Date such speculative and generally unaccepted methods of investigation, testing, remediation and repair include: (A) any use of settled dust vacuum sampling; (B) any use of interior wall cavity air sampling; (C) Tenant’s use of do-it-yourself mold investigation kits; and (D) use of any other methods that have not been peer reviewed and generally accepted within the scientific community.

10.

NOTICES
10.1.
Method of Delivery. Any notice, consent, approval or objection required or permitted by this Lease (a “Notice”) shall be in writing and may be delivered: (a) in person (by hand or by messenger or courier service) or (b) by certified or registered mail or United States Postal Service Express Mail, with postage prepaid, or (c) by a nationally recognized overnight delivery service that provides delivery verification, or (d) by facsimile transmission, addressed to Tenant at the Premises and to Landlord at each of the addresses designated in Section 1.2, and shall be deemed sufficiently given if served in a manner specified in this Article 10. Either party may specify a different address for Notice purposes by Notice to the other.
10.2.
Receipt of Notices. Any Notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. Notices delivered by United States Postal Service Express Mail or overnight delivery service that guarantees next day delivery shall be deemed given on the next business day after delivery of the same to the United States Postal Service or overnight delivery service. If any Notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone confirmation of receipt of the transmission thereof, provided a copy is also delivered on or before the next business day via one of the methods in Section 10.1(a)-(c)above. If any Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.
10.3.
Statutory Service of Notice. When a statute permits, or requires, service of a notice in a particular manner, service of that notice (or a similar Notice permitted, or required, by this Lease) in the manner permitted, or required, by this Article 10 shall replace and satisfy the statutory service‑of‑notice procedures, including, but not limited to, those required by California Code of Civil Procedure Section 1162, or any similar or successor statute.
11.

BROKERS

Tenant warrants that it has had no dealings with any real estate broker, finder or agent in connection with the negotiation of this Lease except for the broker(s) whose name(s) is (are) set forth in Section 1.16, whose commission shall be payable by Landlord pursuant to one or more separate agreements, and that it knows of no other real estate broker, finder or agent who is or might be entitled to a commission in connection with this Lease. Tenant shall be solely responsible for the payment of any fee due to any other broker, finder, agent or other party claiming under Tenant, and shall hold Landlord free and harmless against any liability in respect thereto, including attorneys’ fees and costs incurred by Landlord in connection therewith.

12.

HOLDING OVER

If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a Tenant at sufferance, at a Basic Rent equal to one hundred fifty percent (150%) of the Rent payable during the last month of the Term, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of Rent after such expiration or earlier termination without Landlord’s prior written consent shall not waive Landlord’s right to evict Tenant without thirty (30) days prior written notice. The foregoing provisions of this Article 12are in addition to and do not affect Landlord’s right of reentry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease, Tenant shall indemnify, defend and hold Landlord harmless from all Claims, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender, lost profits and other consequential damages, and any and all attorneys’ fees and costs incurred by Landlord in connection Tenant’s failure to surrender the Premises in accordance with the provisions of this Lease on the expiration or earlier termination of this Lease.

13.

TAXES ON TENANT’S PROPERTY
13.1.
Personal Property and Fixtures. Tenant shall be liable for and shall pay before delinquency, all taxes levied against any of Tenant’s Personal Property (defined below) placed by Tenant or any Tenant Party in or about the Premises. If any such taxes on Tenant’s Personal Property are levied against Landlord or Landlord’s property, or if the assessed value of the Premises, Building or Project is increased by the inclusion therein of a value placed upon such Tenant’s Personal Property, and if Landlord, after Notice to Tenant, pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof (but only under proper protest if so requested by Tenant), Tenant shall, upon demand, repay to Landlord the taxes so levied against Landlord, or the portion of such taxes resulting from such increase in the assessment.
13.2.
Tenant Improvements. If any Alterations installed in the Premises by or on behalf of Tenant are assessed for real property tax purposes at a valuation higher than the valuation at which the initial Tenant Improvements are assessed, then the real property taxes and assessments levied against the Building or Project by reason of such excess assessed valuation shall be deemed to be taxes levied against Tenant’s Personal Property and shall be governed by the provisions of Section 13.1 above. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether the Alterations are assessed at a higher valuation than the Tenant Improvements, such records shall be binding on both Landlord and Tenant. If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction shall be used.
13.3.
Additional Taxes. Tenant shall pay to Landlord, within ten (10) business days of Landlord’s demand therefor, and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, any excise, sales, privilege or other tax, assessment or other charge (other than income or franchise taxes) imposed, assessed or levied by any Governmental Authority upon Landlord on account of: (a) the Rent payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including, without limitation, any gross receipts tax, license fee or excise tax levied by any Governmental Authority, (b) this Lease, Landlord’s business as a lessor hereunder, and the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including, without limitation, any applicable possessory interest taxes), (c) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, or (d) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder.
14.

CONDITION OF PREMISES

Tenant acknowledges and agrees that: (a) Tenant has inspected the Project, the Building and the Premises and accepts them in their “AS IS, WHERE IS” condition, (b) neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Parking Area or any other portion of the Project or with respect to the condition thereof or the suitability of the same for the conduct of Tenant’s business, (c) except as expressly provided in the Work Letter Agreement and Section 16.2 below, Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, or any portion of the Building or Project and (d) except as expressly provided in this Lease, Landlord shall have no obligation to provide Tenant with any allowance, rent credit or abatement in connection with Tenant’s entering into this Lease. The taking of possession of the Premises by Tenant shall conclusively establish that the Project, the Building and the Premises were at such time in good order and clean condition and that Landlord shall have discharged all of its obligations under the Work Letter Agreement (other than the obligation to complete punch list items), and the execution of this Lease by Tenant shall conclusively establish that the Premises, the Building, the Project and the Parking Area were in good and sanitary order, condition and repair at such time, except for latent defects, if any. Without limiting the foregoing, Tenant’s execution of the Memorandum of Terms shall constitute a specific acknowledgment and acceptance of the various start-up inconveniences that may be associated with the use of the Building, the Parking Area and other portions of the Project, such as certain construction obstacles (e.g., scaffolding), delays in use of freight elevator service, unavailability of certain elevators for Tenant’s use, uneven air-conditioning services and other typical conditions incident to recently constructed (or recently modified) office and laboratory/research and development buildings. Tenant (for itself and all other claiming through Tenant) hereby irrevocably waives and releases its right to terminate this Lease under Section 1932(l) of the California Civil Code.

15.

ALTERATIONS
15.1.
Alterations and Major Alterations. Except for Permitted Alterations, Tenant shall make no alterations, additions, or improvements in or to the Premises (collectively, the “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed for all Alterations other than Major Alterations (which shall be granted in Landlord’s sole discretion), and then only by licensed contractors or mechanics approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed (provided that any contractors performing any Major Alterations shall be subject to approval by Landlord in its sole and absolute discretion). Tenant shall submit to Landlord plans and specifications for any proposed Alterations to the Premises, and may not make such Alterations until Landlord has approved such plans and specifications and the contractor performing any Alterations in writing. Tenant shall construct such Alterations in accordance with the plans and specifications approved by Landlord and in compliance with all applicable Laws, and shall not amend or modify such plans and specifications without Landlord’s prior written consent. If any proposed Alterations require the consent or approval of any lessor of a superior lease or the holder of a mortgage encumbering the Premises, Tenant acknowledges that such consent or approval must be secured prior to the construction of such Alterations. Tenant agrees not to construct or erect partitions or other obstructions that might interfere with Landlord’s free access to mechanical installations or service facilities of the Building or interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations or facilities. All Alterations shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant will pay the entire cost and expense of all Alterations, including, without limitation, for any painting, restoring or repairing of the Premises or the Building necessitated by the Alterations, and Landlord’s actual out-of-pocket third party review and Landlord’s supervision fee in an amount equal to five percent (5%) of the cost of the Alterations in question (except for Permitted Alterations). Tenant will also obtain and/or require: (a) builder’s “all-risk” insurance (or the equivalent thereof) in an amount at least equal to the replacement value of the Alterations; (b) liability insurance insuring Tenant and each of Tenant’s contractors against construction related risks in at least the form, amounts and coverage required of Tenant under Article 22; and (c) if requested by Landlord, demolition (if applicable) and payment and performance bonds in an amount not less than the full cost of the Alterations. The insurance policies described in clause (b) of this Section 15.1 must name Landlord, Landlord’s lender (if any), Bioscience Properties, Inc. (“Property Manager”) and other parties reasonably requested by Landlord as additional insureds, specifically including completed operations. Tenant covenants and agrees that all Alterations done by Tenant shall be performed in full compliance with all Laws. If any Governmental Authority requires any alterations or modifications to the Building or the Premises as a result of Tenant’s Permitted Use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, Tenant will pay the cost of all such alterations or modifications. If any such Alterations involve any modifications to (i) the structural portions of the Building, (ii) the mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the

Building (collectively, “Building Systems”) or (iii) any portion of the Building outside of the interior of the Premises (a “Major Alteration”), it shall be reasonable for Landlord to withhold its consent to any such Major Alterations and it shall be reasonable for Landlord to condition its consent to any Major Alterations on Landlord making the Major Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Major Alterations (including, without limitation, reasonable overhead, administrative costs and profit). Before commencing any work, Tenant shall give Landlord at least ten (10) days’ Notice of the proposed commencement of such work and shall, if required by Landlord, deliver a copy of the completion and payment bond required by Landlord in form, substance and amount satisfactory to Landlord. “Permitted Alterations” means only usual and customary maintenance and repairs of Leasehold Improvements if and to the extent that such maintenance and repairs: (A) are of a type and extent which are customarily permitted to be made without consent by landlords acting consistently with Institutional Owner Practices leasing similar space for similar uses to similar tenants, (B) are in compliance with the Rules and Regulations and all applicable Laws, (C) are not Major Alterations, and (D) do not cost more than Fifty Thousand and 00/100 Dollars ($50,000.00) in each instance.
15.2.
Removal of Alterations and Tenant’s Personal Property. The Tenant Improvements together with all Alterations upon the Premises made by Tenant after the Commencement Date, including, without limitation, all wall coverings, built-in cabinet work, paneling and the like (collectively, “Leasehold Improvements”), shall, at Landlord’s election, either be removed by Tenant or shall become the property of Landlord and shall remain upon, and be surrendered with, the Premises at the end of the Term hereof; provided, however, that if Landlord, by Notice to Tenant given at the time Landlord approves any Alteration, requires Tenant to remove any such Leasehold Improvements, Tenant shall repair all damage resulting from such removal or, at Landlord’s option, shall pay to Landlord the cost of such removal, as reasonably estimated by Landlord, prior to the expiration of the Term of this Lease. All articles of personal property and all business and trade fixtures, cabling, machinery and equipment, furniture and movable partitions owned by Tenant or any other Tenant Party or that are installed by or for Tenant or any other Tenant Party at its expense in the Premises (collectively, “Tenant’s Personal Property”) shall be and remain the property of Tenant and shall be removed by Tenant prior to the expiration of the Term, and Tenant shall repair all damage to the Premises, if any, resulting from such removal. If Tenant shall fail to remove any of the foregoing from the Premises prior to termination of this Lease for any cause whatsoever, Tenant shall be deemed to be holding over in the Premises without the consent of Landlord and Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store the same without liability to Tenant for loss thereof. In such event, Tenant agrees to pay to Landlord upon demand, any and all expenses incurred in such removal (including court costs and attorneys’ fees) and storage charges thereon, for any length of time that the same shall be in Landlord’s possession or control. Landlord may, at its option, without Notice, sell such property, or any of the same, at a private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord and/or to all expenses, including attorneys’ fees and costs, incident to the removal and/or sale thereof.
16.

REPAIRS
16.1.
Tenant Obligations. Tenant shall, when and if needed, at Tenant’s sole cost and expense and subject to Article 15above, make all repairs to the Premises and every part thereof to maintain the Premises in the condition and repair that existed as of the Commencement Date, reasonable wear and tear and casualty damage excepted, and free from any Hazardous Materials. Except as expressly set forth in Section 16.2 below, all Supplemental Equipment and all Building Systems located within and exclusively serving the Premises shall be maintained, repaired and replaced as needed by Tenant at Tenant’s sole cost and expense and Landlord shall have no liability for the operation, repair, maintenance or replacement of any Supplemental Equipment, nor shall Landlord have any liability for the operation, repair or maintenance of any Building Systems located within and/or exclusively serving the Premises. “Supplemental Equipment” means any items that are installed within the Premises by or at the direction of Tenant or that exclusively serve the Premises (other than standard Building Systems), including, without limitation: (A) any supplemental, specialty or non-Building standard electrical (including lighting), mechanical, plumbing, heating, ventilation and air conditioning systems, fixtures and equipment; (B) any supplemental, specialty or non-Building standard fire, life, safety or security systems, fixtures and equipment; and (C) all video, audio, communications or computer systems, fixtures and equipment (including cabling). Without limiting the foregoing, Tenant shall maintain, at its sole cost and expense, a contract for the regular maintenance and repair of the heating, ventilation and air conditioning systems, fixtures and equipment located within and/or exclusively serving the Premises.
16.2.
Landlord Obligations. Landlord shall maintain, repair and replace the structural portions of the Building (including, without limitation, the roof structure, roof membrane, slab and exterior walls) outside of the Premises, the Parking Area and the Building Systems (other than Building Systems and/or components thereof located within and/or exclusively serving the Premises), and the costs incurred by Landlord in performing such maintenance, repairs and replacements shall be included in Operating Expenses (except to the extent expressly excluded pursuant to Section 6.1 above). For purposes of clarification, Landlord shall have no obligation to repair, maintain or replace any part of the Premises, any Building Systems located within and/or exclusively serving the Premises or any Supplemental Equipment. Landlord shall not be liable for any failure to make any repairs or replacements or to perform any maintenance to the extent that the need for such repairs, replacements or maintenance is caused by the negligence or willful misconduct of any Tenant Party. Except as provided in Articles 23 and 24 hereof, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, improvements or replacements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs and replacements at Landlord’s expense under any Law now or hereafter in effect including Section 1941 and 1942 of the California Civil Code (as the same may be amended from time to time) and any successor statute and similar Law now or hereafter in effect.
17.

LIENS

Tenant shall not cause or permit to be filed against the Premises, the Building or the Project or of any portion thereof or against Tenant’s leasehold interest in the Premises any mechanics’, materialmen’s or other liens, including without limitation any state, federal or local “superfund” or Hazardous Materials cleanup lien imposed as a result of the presence of Hazardous Materials in, on or about the Premises, the Building or any other portion of the Project. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices that it deems necessary for protection from such liens. Tenant shall discharge any lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, by bond or otherwise, within ten (10) business days after the filing thereof, at the cost and expense of Tenant. If any such liens are filed and Tenant fails to discharge them pursuant to the foregoing sentence, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations hereunder, cause such lien(s) to be released by any means it shall deem proper, including payments in satisfaction of the claim giving rise to such lien or by obtaining a corporate statutory mechanic’s lien release bond in an amount equal to one hundred fifty percent (150%) of such lien claim. Tenant shall: (a) pay to Landlord, immediately upon Notice from Landlord, any cost or expense, including, without limitation, attorneys’ fees and costs, incurred by Landlord by reason of Tenant’s failure to discharge any such lien, together with interest thereon at the maximum rate per annum permitted by Law from the date of such payment by Landlord and (b) shall indemnify, defend and hold the Landlord Indemnified Parties harmless from and against any liens.

18.

ENTRY BY LANDLORD

Landlord reserves and shall upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) have the right to enter the Premises during Tenant’s normal business hours (except in the case of an emergency, in which case such entry may be at any time) to supply any service to be provided by Landlord to Tenant hereunder, to inspect the same, to show the Premises to prospective purchasers, lenders, or investors and during the last twelve (12) months of the Term or following a default by Tenant to prospective tenants, to post notices of non-responsibility, to alter, improve or repair the Premises or any other portion of the Building and/or the Project, as provided in Section 2.4 above, or for any other reasonable purpose, all without being deemed guilty of any eviction of Tenant and without abatement of Rent. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, for any loss of occupancy or quiet enjoyment of the Premises and for any other loss in, upon and about the Premises, the Building or the Project on account of Landlord’s entry or work permitted by this Article 18 or by Section 2.4 above. Landlord shall at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means that Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business in connection with any entry onto the Premises pursuant to this Article 18.

19.

UTILITIES AND SERVICES
19.1.
Premises Utilities. Notwithstanding anything to the contrary in this Lease, Tenant shall pay for the cost of all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), electricity, gas, heating, ventilation and air-conditioning (“HVAC”), light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. All such utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Percentage of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings promptly thereafter or as part of the next Annual Reconciliation to reflect the actual cost of providing utilities to the Premises. In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on the occupancy of the Building or Project (as applicable) to equal Landlord’s reasonable estimate of what such utility usage would have been had the Building or Project, as applicable, been one hundred percent (100%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities. Landlord may, in Landlord’s sole and absolute discretion, at any time and from time to time, contract, or require Tenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with a utility service provider(s) of Landlord’s choosing. Tenant shall fully cooperate with Landlord and any utility service provider selected by Landlord. Upon at least twenty four (24) hours’ prior Notice and only during Tenant’s normal business hours, Tenant shall permit Landlord and the utility service provider to have reasonable access to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters.
19.2.
Janitorial Service. Tenant, at its sole cost and expense, shall enter into an agreement for regular janitorial services for the Premises with a company which is fully bonded and insured and approved by Landlord in its reasonable discretion. Tenant shall keep the Premises at all times in a clean and orderly condition, at Tenant’s expense and to the reasonable satisfaction of Landlord. Unless otherwise agreed to by Landlord, no one other than persons approved by Landlord shall be permitted to enter the Premises for the purpose of providing janitorial or cleaning service.
19.3.
Landlord Exculpation. Landlord’s failure to furnish or cause to be furnished any service which Landlord is required or elects to provide under this Article 19 shall not result in any liability to Landlord. Landlord shall not be responsible or liable for any loss, damage, or expense that Tenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Tenant’s needs, or for any failure, interruption, stoppage, or defect in any utility service. In addition, except as expressly set forth in Section 19.8 below, Tenant shall not be entitled to any abatement or reduction of Rent, no eviction of Tenant shall result from and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease by reason of any such change, failure, interruption, stoppage or defect. In the event of any such failure, interruption, stoppage or defect of a service which Landlord is required to provide hereunder, Landlord shall diligently attempt to cause service to be resumed promptly.

19.4.
Limitations on Tenant’s Utilities. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Percentage of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Percentage of the Building’s or Project’s (as applicable) capacity to provide such utilities or services. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent shall not be unreasonably withheld, conditioned or delayed (except that Landlord may condition such consent upon the availability of such excess utilities or services), and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.
19.5.
Common Area Water. Landlord shall provide water in the Common Area for, to the extent applicable, lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord reasonably determines that Tenant requires, uses or consumes water provided to the Common Area for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Upon such determination by Landlord, Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.
19.6.
Energy Tracking. Within ten (10) business days following Landlord’s written request therefor, Tenant shall deliver to Landlord copies of any invoices for utility services provided to the Premises and related information reasonably requested by Landlord in connection with the requirements of California Public Resources Code Section 25402.10, the corresponding regulations adopted by the California Energy Commission and provided in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1684, and any supplemental and/or successor statute or regulations concerning the reporting of energy usage and efficiency relative to commercial buildings. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In addition to the foregoing, Tenant shall comply with all applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
19.7.
Reservation of Rights. Landlord reserves the right, upon Notice to Tenant (except in the event of an emergency, in which case no notice shall be required), to temporarily stop service of the plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure (as defined in Section 36.8below). Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure. In the case of all such service interruptions, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business.
19.8.
Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any material portion thereof for more than five (5) consecutive business days as a result of a failure to provide any utilities to the Premises which Landlord is required to provide under this Lease, to the extent within Landlord’s sole control (an “Abatement Event”), then Tenant shall give Landlord written Notice of such Abatement Event, and if such Abatement Event continues for an additional five (5) consecutive business days after Landlord’s receipt of any such Notice (“Eligibility Period”) and Landlord does not diligently commence and pursue to completion the remedy of such Abatement Event, then, except to the extent covered by business interruption or similar insurance carried or required to be carried by Tenant hereunder, Basic Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Basic Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as expressly provided in this Section 19.8, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
20.

INDEMNIFICATION AND EXCULPATION OF LANDLORD

Tenant shall indemnify, defend and hold harmless the Landlord Indemnified Parties (as defined in Section 22.1.2 below) from and against any and all claims, demands, penalties, fines, liabilities, actions (including, without limitation, informal proceedings), settlements, judgments, damages, losses, costs and expenses (including attorneys’ fees and costs) of whatever kind or nature, known or unknown, contingent or otherwise, incurred or suffered by or asserted against such Landlord Indemnified Party (collectively, “Claims”) arising from or in connection with, directly or indirectly, (a) any cause whatsoever in the Premises (including, but not limited to, Claims resulting in whole or in part from the ordinary negligence of the Landlord Indemnified Party), except to the extent directly caused by the gross negligence or intentional misconduct of such Landlord Indemnified Party, (b) the presence at or use or occupancy of the Premises or Project by a Tenant Party, (c) any act, neglect, fault or omission on the part of any Tenant Party, or (d) a breach or default by Tenant in the performance of any of its obligations hereunder. Payment shall not be a condition precedent to enforcement of the foregoing indemnity. In case any action or proceeding shall be brought against any Landlord Indemnified Party by reason of any such Claim, Landlord shall provide written notice of such Claim to Tenant and Tenant shall have the right to assume the defense of any Claim with respect to which Landlord is entitled to indemnification hereunder. If Tenant assumes such defense, (i) such defense shall be conducted by counsel selected by Tenant and reasonably approved by Landlord; (ii) Tenant shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by Landlord; and (iii) Tenant shall have the right, without the consent of Landlord, to settle such Claim, but only provided that such settlement involves only the payment of money, does not include an admission of fault or guilt and is subject to a confidential settlement agreement, and Tenant pays all amounts due in connection with or by reason of such settlement. Landlord shall have the right to participate in the defense of such Claim at the expense of Landlord, but Tenant shall have the sole right to control such defense. In no event shall (A) Landlord settle any Claim without the consent of Tenant so long as the Tenant is conducting the defense thereof in accordance with this Lease, or (B) if a Claim is covered by Tenant’s insurance, Landlord shall not knowingly take or omit to take any action that would cause the insurer not to defend such Claim or to disclaim liability in respect thereof. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property (including, without limitation, any damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damage is foreseeable)) or injury to Tenant or any other Tenant Parties in, upon or about the Premises, the Building, the Parking Area or the Project from any cause whatsoever and hereby waives all Claims (including consequential damages and claims for injury to Tenant’s business or loss of income arising out of any loss of use of the Premises, the Building, the Parking Area or the Project or any equipment or facilities therein, or relating to any such damage or destruction of personal property as described in this Section) in respect thereof against each Landlord Indemnified Party, except that which is solely caused by, or solely the result of: (i) any Landlord Default (defined below), (ii) the grossly negligent acts of such Landlord Indemnified Party, or (iii) the willful misconduct of such Landlord Indemnified Party. Except to the extent arising from the gross negligence or willful misconduct of Landlord, Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party. Without limitation on other obligations of Tenant that survive the expiration of the Term, the clauses of this Article 20 shall survive the expiration or earlier termination of this Lease until all Claims against the Landlord Indemnified Parties involving any of the indemnified matters are fully, finally, and absolutely barred by the applicable statutes of limitations.

21.

DAMAGE TO TENANT’S PROPERTY

Notwithstanding the provisions of Article 20 or anything to the contrary in this Lease, no Landlord Indemnified Party shall be liable for loss or damage to any property by theft or any other cause whatsoever, any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical or electronic emanations or disturbance, water, rain or leaks from any part of the Building or from the pipes, or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, unless caused by or due to the gross negligence or willful misconduct of such Landlord Indemnified Party. In no event shall any Landlord Indemnified Party be liable for any loss, the risk of which is covered by Tenant’s insurance or is required to be so covered by this Lease; nor shall any Landlord Indemnified Party be liable for any such damage caused by other persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any Landlord Indemnified Party be liable for any latent defect in the Premises or in the Building. Tenant shall immediately give Notice to Landlord in case of the occurrence of any fire or accidents in or about the Premises, the Building or any other portion of the Project of which Tenant has actual knowledge, or the discovery of any defects therein (including, without limitation, any latent defect in the Premises) or in any fixtures or equipment that are the property of Landlord or Tenant.

Without limiting the foregoing, Tenant acknowledges that safety and access control devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and the risk that any safety or access control device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 22. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

22.

INSURANCE
22.1.
Tenant’s Insurance. Tenant shall, during the Term hereof (and during any period that Tenant may enter, occupy and/or use the Premises prior to the Commencement Date and any holdover period), at its sole cost and expense, keep in full force and effect the following insurance:
22.1.1.1.
Property insurance insuring against any perils included within the classification “All Risk,” including, without limitation, fire, windstorm, cyclone, tornado, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicle, smoke damage, vandalism, malicious mischief and sprinkler leakage, excluding damage from earth movement, nuclear hazards, war, flood and earthquakes. Such insurance shall insure all property owned by Tenant or any other Tenant Party, for which Tenant or any other Tenant Party is legally liable or that was installed at the expense of Tenant or any other Tenant Party, and which is located in the Building, including, without limitation, furniture, furnishings, installations, fixtures and equipment, any other personal property, and in addition, all improvements and betterments to the Premises, including all Leasehold Improvements, in an amount not less than one hundred percent (100%) of the full replacement cost thereof. For the purposes of this Section 22.1.1, the Premises shall consist of the floor area shown in the Outline of Premises, consisting of the cubic space spanning from the floor slab to the bottom surface of the floor slab of the floor immediately above the Premises (“Upper Slab”), without any offsets or deductions that are included for the Permitted Use of Tenant. Such cubic space shall include the plenum space which is bounded by the lower surface of the Upper Slab and the suspended ceiling of the Premises. In the event that there shall be a dispute as to the amount that comprises full replacement cost, the decision of Landlord or any mortgagees of Landlord shall be conclusive. Such policy shall name Landlord, any mortgagees of Landlord and any other additional parties designated by Landlord as loss payees, as their respective interests may appear.
22.1.1.2.
Commercial General Liability Insurance insuring Tenant on the current ISO CG 00 01 occurrence form or any equivalent reasonably acceptable to Landlord against any liability arising out of the lease, use, occupancy or maintenance of the Premises, the Building or the Project, or any portion of the foregoing. Such insurance shall be in the following minimum limits: $2,000,000 per occurrence and $2,000,000 in the aggregate and shall be endorsed to have the aggregate apply on a per location/per project basis and shall cover injury (including mental anguish) to or death of one or more persons and damage to tangible property (including loss of use) including blanket contractual liability, broad form property damage (including coverage for explosion, collapse and underground hazards), $1,000,000 personal & advertising injury, and $2,000,000 Products Completed Operations. The policy shall not include any exclusions or limitations other than those incorporated in the standard form. The policy shall insure the hazards of the Premises and Tenant’s operations thereon, Tenant’s independent contractors and Tenant’s contractual liability (including, without limitation, the indemnity contained in Article 20 hereof) and shall: (i) name Landlord (Wateridge Property Owner, LP); SB LWR Investors, LLC; the Property Manager; any additional entity Landlord may designate from time to time; and their respective partners, parents, affiliates, divisions and subsidiaries, and each of their respective directors, officers, principals, partners, shareholders, members, managing members, agents, employees, successors and assigns (together with Landlord, collectively, “Landlord Indemnified Parties”) as additional insureds; and (ii) include coverage for cross liability claims between Named Insureds (i.e., “Named Insured vs. Named Insured” Cross Liability Coverage Endorsement if required for coverage and no exclusion for cross liability claims between Named Insureds). Such insurance shall indicate that defense costs shall be outside of the policy limits, and shall not contain any exclusions or restrictions applicable to operations of the type contemplated by this Lease. In addition to any insurance required of Tenant, Tenant shall secure, pay for and maintain or cause Tenant’s contractors and sub-contractors to secure, pay for and maintain insurance during any construction or work to the Premises performed by or on behalf of Tenant at a minimum equal to the limits of liability required by Tenant. Tenant’s products and completed operations insurance shall be maintained for a minimum period equal to the greater of (i) the period under which a claim can be asserted under any applicable statutes of limitations and/or repose or (ii) three (3) years after Substantial Completion of the Tenant Improvements. Tenant’s contractual liability insurance shall include coverage sufficient to meet the indemnity obligations included herein.
22.1.1.3.
Worker’s Compensation Insurance in compliance with statutory requirements of the state(s) in which the employee resides, is hired and in which this Lease takes place, which insurance shall apply to all persons employed by Tenant, and Employer’s Liability insurance in amounts not less than $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 disease-policy limit.
22.1.1.4.
Business interruption insurance and extra expense coverage on ISO coverage form CP 00 30 or equivalent reasonably acceptable to Landlord, which shall cover Tenant’s monetary obligations under this Lease and any direct or indirect loss of earnings attributable to perils insured against in Section 22.1.1 above for a period of at least twelve (12) months. If Tenant fails to obtain business interruption insurance, it is understood and agreed upon that Tenant is fully responsible for its own business interruption exposure whether insured or not.
22.1.1.5.
Comprehensive Automobile Liability Insurance including coverage for all owned, leased, hired and non-owned vehicles with a minimum combined single limit of $1,000,000 per occurrence for bodily injury and property damage liability.
22.1.1.6.
Umbrella/Excess Liability Insurance policy with a per occurrence and annual aggregate limit of $5,000,000 per location/project. The limits of liability required in Section 22.1.2 above for Commercial General Liability can be provided in a combination of a Commercial General Liability policy and an Umbrella Liability policy. Coverage shall be in excess of Commercial General Liability, Auto Liability and Employers’ Liability insurance with such coverage being on a follow form basis, concurrent to and not more restrictive than underlying insurance. Tenant shall, by specific endorsement to its Umbrella/Excess Liability policy, cause the coverage afforded to the Landlord Indemnified Parties thereunder to be first tier umbrella/excess coverage above the primary coverage afforded to the Landlord Indemnified Parties as set forth in this Lease and not concurrent with or excess to any other valid and collectible insurance available to the Landlord Indemnified Parties whether provided on a primary or excess basis. It is the specific intent of the parties that Tenant procure the excess carriers’ agreement to waive and/or forego any viable “horizontal exhaustion” rights it might have in regard to any insurance any Landlord Indemnified Party might carry for its own benefit or on behalf of any other Landlord Indemnified Party.
22.1.1.7.
If Tenant sells or dispenses alcoholic beverages as part of its business, Liquor Liability Insurance with limits of not less than $5,000,000 per occurrence; provided the foregoing shall not be required with respect to consumption of alcoholic beverages in the Premises by Tenant, its employees, or invitees.

22.1.1.8.
Medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Tenant engages in the practice of medicine at the Premises.
22.1.1.9.
Pollution Legal Liability insurance if Tenant stores, handles, generates or treats Hazardous Materials, as reasonably determined by Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Commencement Date (or such earlier date that Tenant has access to the Premises), and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.
22.1.1.10.
Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.
22.1.1.11.
Tenant may place all or any of the foregoing insurance coverages under blanket insurance policies carried by Tenant provided that no other loss which may also be insured by such blanket insurance shall affect the insurance coverages required hereby and so long as such policy complies with the amount of coverage required hereunder and otherwise provides the same protection as would a separate policy insuring only Tenant’s insurance obligations in compliance with the provisions of Section 22.1 hereof. In addition, Tenant shall deliver to Landlord a certificate specifically stating that such coverages apply to Landlord, the Premises, the Building and the Project.
22.1.1.12.
If Tenant shall hire or bring a vendor or contractor onto the Premises to perform any alterations, work or improvements, Tenant agrees to have a written agreement with such vendor or contractor whereby such vendor or contractor will be required to carry the same insurance coverages for Commercial General Liability, Auto and Worker’s Compensation, Employer’s Liability and Pollution Legal Liability insurance as required of Tenant herein. Tenant shall also require that such vendor’s or contractor’s insurance meet the same additional terms as required of Tenant herein with regards to adding the Landlord Indemnified Parties and all mortgagees as additional insureds, maintaining primary and non-contributory coverage, waiving all rights of recovery and subrogation, and making certificates of insurance available as evidence of all policies during the term of their work and in advance of all applicable renewals. Tenant shall not allow any vendors or contractors to begin work prior to obtaining certificates evidencing all insurance requirements contained herein.
22.2.
Standard of Insurance. All policies shall be written in a form satisfactory to Landlord, and the Commercial General Liability, Comprehensive Automobile Liability, Umbrella/Excess Liability, Liquor Liability (if applicable) and Pollution Legal Liability policies required under Section 22.1 shall name all Landlord Indemnified Parties as additional insureds on a primary and non-contributory basis. In addition, if Tenant places any such required coverages under a blanket insurance policy as set forth in Section 22.1.11, the blanket policy shall name all Landlord Indemnified Parties as additional insureds on a primary and non-contributory basis. All insurance policies required under Section 22.1 shall be issued by companies authorized to do business in the State of California with an A.M. Best’s Rating of at least A-/VIII. No deductibles or Self-Insured Retention (“SIR”) of Tenant shall exceed $25,000 without Landlord’s prior written approval. All deductibles and SIR are the responsibility of Tenant and must be shown on the certificate of insurance. On or before the date which is ten (10) days after the execution of this Lease, and prior to or on the renewal of such policies thereafter, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the amounts and forms of coverage satisfactory to Landlord. No such policy shall be cancelable or reducible in coverage except after thirty (30) days prior Notice to Landlord. Any insurance limits required by this Lease are minimum limits only and not intended to restrict the liability imposed on any Tenant for liability under this Lease. Tenant shall, within thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as Additional Rent. If Landlord obtains any insurance that is the responsibility of Tenant under this Article 22, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed and Tenant shall remit said amount to Landlord within ten (10) business days.
22.3.
Landlord Insurance.
22.3.1.1.
During the Term of this Lease, Landlord shall insure the Building and the Parking Areas (to the extent Landlord is the owner thereof) (excluding any property which Tenant is obligated to insure under Sections 22.1 and 22.2 hereof) against damage with All-Risk insurance (which may, but shall not be required to, insure against earthquake damage) and public liability insurance, all in such amounts and with such deductibles as Landlord considers appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord or Landlord’s mortgagees may determine advisable. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.
22.3.1.2.
If any of Landlord’s insurance policies shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of Tenant’s specific use of the Premises or any part thereof by Tenant or any assignee or subtenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within forty-eight (48) hours after Notice thereof, Landlord may, at its option, but without any obligation so to do, enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as Additional Rent.
22.4.
Subrogation Waivers.
22.4.1.1.
Subrogation Waiver – Policies Other than Property Insurance. Tenant hereby waives all rights against the Landlord Indemnified Parties, Landlord’s contractors (and their subcontractors of every tier), and their respective employees and agents, for any claims that arise from Tenant’s work or activities and for recovery of damages under Tenant’s insurance policies required under Section 22.1 or any other insurance policy carried by Tenant related to the Premises or this Lease (excluding Tenant’s property insurance, which is addressed hereunder in Section 22.4.2). Tenant shall obtain an endorsement effecting the foregoing waiver with respect to its workers compensation and employers liability insurance. If any other policy implicated by the waiver in this Section 22.4.1does not allow Tenant to waive rights of recovery against others prior to a loss, Tenant shall obtain an endorsement effecting the applicable waiver.
22.4.1.2.
Subrogation Waiver – Property Insurance. Landlord and Tenant waive all rights against each other for damages caused by fire or other causes of loss occurring on and after the date on which this Lease is executed to the extent such damages are covered (or are required to be covered) by any property insurance required under this Article 22 (including business income and loss of rent insurance) or otherwise carried by such party in relation to the Premises, the Building or the Project, regardless of whether such insurance is specifically required under this Lease. Tenant’s waiver in this Section 22.4.2 also extends to the Landlord Indemnified Parties. Each party shall obtain an endorsement pursuant to which its insurers waive their subrogation rights against the parties specified in this Section 22.4.2. If a property insurance policy implicated by the waiver in this Section 22.4.2 does not allow the insured to waive rights of recovery against others prior to a loss, the insured shall cause the policy to be endorsed to provide for such waiver. The waivers in this Section 22.4.2will be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, did not pay the insurance premium directly or indirectly, or did not have an insurable interest in the property damaged. To the extent that either party self-insures for its insurance obligations under this Lease (e.g., maintains a deductible amount), such party shall be treated as an independent insurer with full waiver of subrogation.
23.

DAMAGE OR DESTRUCTION
23.1.
Damages. If the Building and/or the Premises are damaged by fire or other perils covered by Landlord’s insurance, Landlord shall:

23.1.1.1.
In the event of one hundred percent (100%) destruction of the Premises (“Total Destruction”), at Landlord’s option, as soon as reasonably possible thereafter, commence repair, reconstruction and restoration of the Building and/or the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; provided, however, that (a) Landlord may elect by Notice to Tenant given within ninety (90) days after such destruction not to repair, reconstruct or restore the Building and/or the Premises, in which case, this Lease shall terminate as of the date of such Total Destruction, and (b) if such repair, reconstruction and restoration cannot reasonably be expected to be completed within two hundred seventy (270) days after such Total Destruction Tenant shall have the right to terminate this Lease upon written notice to Landlord delivered within thirty (30) days after such destruction.
23.1.1.2.
In the event of a partial destruction of the Building and/or the Premises and if the damage thereto is such that the Building and/or the Premises is capable of being repaired, reconstructed or restored within a period of ninety (90) days from the date of Landlord’s discovery of such damage, and if Landlord will receive insurance proceeds sufficient to cover the total cost of such repairs, reconstruction or restoration, Landlord shall commence and proceed diligently with the work of repairs, reconstruction and restoration of the Building and/or the Premises or both, as the case may be, and this Lease shall continue in full force and effect. If such work of repair, reconstruction and restoration shall require a period longer than ninety (90) days or exceeds twenty-five percent (25%) of the full replacement cost of the Building and/or the Premises, or both, as the case may be, or if insurance proceeds will not be sufficient to cover the cost of such repairs, reconstruction and restoration, then Landlord either may elect to so repair, reconstruct or restore and this Lease shall continue in full force and effect or may elect not to repair, reconstruct or restore and this Lease shall then terminate as of the date of such partial destruction. Under any of the conditions of this Section 23.1.2, Landlord shall give Notice to Tenant of its intention regarding repairs within said ninety (90) day period. If damage is due to any cause other than fire or other peril covered by extended coverage insurance, Landlord may elect to terminate this Lease.
23.1.1.3.
In any case where Landlord elects to repair, restore or reconstruct the Premises following the occurrence of any damage to which this Article 23 applies, then Tenant shall assign to Landlord the proceeds of its property insurance attributable to the Leasehold Improvements. If the cost of restoring the Leasehold Improvements exceeds the amount of the proceeds of Tenant’s property insurance that are received by Landlord, Tenant shall promptly pay the amount of such deficiency to Landlord upon demand.
23.2.
Termination of Lease. Upon any termination of this Lease under any of the provisions of this Article 23, the parties shall be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have therefore accrued and/or are then unpaid or items which expressly survive the expiration or sooner termination of this Lease.
23.3.
Rent Abatement. In the event of any casualty, the Rent payable under this Lease shall be abated proportionately with the degree to which Tenant’s Permitted Use of the Premises is impaired either during the period of such repair, reconstruction or restoration or until termination of the Lease pursuant to this Article 23, but only to the extent that Landlord is compensated for such loss by the insurance carried or required to be carried pursuant to Section 22.1.4 above. Notwithstanding the foregoing, there shall be no abatement of Rent if such damage is caused primarily by the negligence or intentional wrongdoing of Tenant or any Tenant Party. Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to repair or restore only those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant.
23.4.
Damage Near End of Term. Notwithstanding anything to the contrary contained in this Article 23, if material damage to the Premises occurs during the last twelve (12) months of the Term, either party may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to the other effective as of the date specified in the notice, which date shall not be less than ten (10) business days nor more than sixty (60) days after the date such notice is given.
23.5.
Waiver of Statute. In the event of damage to the Premises and/or the Building, Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Article 23. Tenant hereby waives the provisions of California Civil Code Section 1932, Subsection 2, and

Section 1933, Subsection 4, and any other statute or court decision relating to the abatement or termination of a lease upon destruction of the Premises and the provisions of this Article 23 shall govern in case of such destruction.
24.

EMINENT DOMAIN
24.1.
Permanent Taking. If all of the Premises, or such part thereof as shall substantially interfere with Tenant’s Permitted Use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking (a “Taking”), either party shall have the right to terminate this Lease by Notice to the other effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such Taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. If the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall restore the Premises to substantially their same condition prior to such partial Taking, and Basic Rent shall be reduced, effective as of the date the condemning authority takes possession, in the same proportion which the Rentable Square Feet of the portion of the Premises so taken bears to the Rentable Square Feet of the entire Premises before the Taking. Nothing contained in this Section 24.1shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant or for relocation costs and expenses.
24.2.
Temporary Taking. Notwithstanding anything to the contrary in Section 24.1 above, in the event of Taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the Taking which is within the Term, provided that if such Taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Section 15.2 above and Article 31 below with respect to surrender of the Premises and, upon such payment, shall be excused from such obligations. For purpose of this Article 24, a “temporary” Taking shall be defined as a Taking for a period of two hundred seventy (270) days or less and a “permanent” Taking shall be defined as a Taking for a period of more than two hundred seventy (270) days.
24.3.
Waiver of Statute. Tenant (for itself and all others claiming through Tenant) hereby irrevocably waives and releases its rights under Section 1265.130 of the California Code of Civil Procedure.
25.

DEFAULTS AND REMEDIES
25.1.
Tenant Default. The occurrence of any one or more of the following events, upon the expiration of any applicable time period, shall constitute a default hereunder by Tenant (“Tenant Default”):
25.1.1.1.
Abandonment of the Premises by Tenant. Notwithstanding the provisions of California Civil Code Section 1951.3, “Abandonment” is defined to include, but not limited to, any absence by Tenant from the Premises for thirty (30) days or longer while in default pursuant to this Section 25.1;
25.1.1.2.
The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) business days after Landlord’s delivery of Notice thereof;
25.1.1.3.
The failure by Tenant to obtain and keep in force at all times any insurance Tenant is required to obtain and keep in force under Article 22 where such failure is not cured within three (3) business days after Landlord’s delivery of Notice of such failure;
25.1.1.4.
Hypothecation, assignment or other transfer of this Lease or subletting of the Premises, or attempts of such actions in violation of Article 27 of this Lease;

25.1.1.5.
The failure by Tenant to deliver any certificate, instrument or statement that is required to be delivered by Tenant under Article 28, Article 29 or Section 36.16 within the time frames required in Article 28, Article 29or Section 36.16, as applicable, which Tenant fails to cure within five (5) business days after Landlord’s delivery of Notice thereof;
25.1.1.6.
The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 25.1.1 – 25.1.5 above or Section 25.1.7 below, where such failure shall continue for a period of thirty (30) days after Landlord’s delivery of Notice thereof; provided that if the nature of any such failure is such that more than thirty (30) days are reasonably required for its cure, then no Tenant Default shall be deemed to occur if (and for so long as) Tenant commences the cure of such failure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion within ninety (90) days after Landlord’s delivery of Notice thereof; or
25.1.1.7.
The (a) making by Tenant of any general assignment for the benefit of creditors; (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy; (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (e) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or any class thereof; provided that no Tenant Default will be deemed to occur under this Section 25.1.7 if (i) any petition described in clause (a) above that filed against (rather than by) Tenant, is dismissed within thirty (30) days) after filing, (ii) in the event any trustee or receiver shall take possession of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease, possession of the same is restored to Tenant within thirty (30) days or (iii) any attachment, execution or other judicial seizure described in clause (d) above is discharged within thirty (30) days.

Any Notice from Landlord required hereby shall be in lieu of, and not in addition to, any Notice required under California Code of Civil Procedure Section 1161 regarding unlawful detainer actions or any similar successor statute. Accordingly, Tenant (for itself and all others claiming through Tenant) hereby expressly and irrevocably waives the notice requirements of California Code of Civil Procedure Section 1162 that would otherwise govern notices required under Section 1161, and agrees that any notice provided pursuant to this Section 25.1 shall replace and satisfy any such requirements of Section 1162.

25.2.
Landlord Remedies. In the event of any such Tenant Default, in addition to any other remedies available to Landlord at law or in equity, including, without limitation, the remedies available under California Civil Code Section 1951.2 and any successor statute, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
25.2.1.1.
The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus
25.2.1.2.
the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus
25.2.1.3.
the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus
25.2.1.4.
any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees and any other reasonable costs; and
25.2.1.5.
at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

As used in Sections 25.2.1 and 25.2.2above, the “worth at the time of award” is computed by allowing interest at the Default Rate. As used in Section 25.2.3 above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco (“Discount Rate”) at the time of award plus one percent (1%). If the format or components of the Discount Rate are materially changed, or if the Discount Rate ceases to exist, Landlord shall substitute a discount rate which is maintained by the Federal Reserve Bank of San Francisco or similar financial institution and which is most nearly equivalent to the Discount Rate.

25.3.
Additional Remedies. If any such Tenant Default occurs, Landlord may utilize the remedy described in California Civil Code Section 1951.4 (which provides landlord may continue the lease in effect after a tenant’s breach and abandonment and recover Rent as it becomes due, if tenant has the right to sublet or assign subject to reasonable limitations). Accordingly, in the event of any Tenant Default and abandonment of the Premises by Tenant, if Landlord does not elect to terminate this Lease on account of such Tenant Default, then Landlord may from time-to-time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. In the event of the Abandonment of the Premises by Tenant or in the event that Landlord utilizes the remedy described in this Section 25.3 above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by Law, then if Landlord does not elect to terminate this Lease as provided above, Landlord may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for the Term of this Lease on terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises.

If Landlord shall elect to so relet, such reletting shall not relieve Tenant of any obligation hereunder, except that the rents received by Landlord from such reletting shall be applied as follows: (a) first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (b) second, to the payment of any cost of such reletting; (c) third, to the payment of the cost of any alterations and repairs to the Premises; (d) fourth, to the payment of Rent due and unpaid hereunder and (e) the residue, if any, shall be held by Landlord and applied to payment of future Rent as the same may become due and payable hereunder. Should that portion of such rents received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses, including attorneys’ fees, incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rents received from such reletting. During the continuance of a Tenant Default, Landlord shall have the right to market the Premises to potential new tenants and may show the Premises to such potential new tenants during normal business hours.

25.4.
Notice of Default. Tenant hereby acknowledges that default by Tenant hereunder, and Landlord’s election to prepare and serve a Notice of any such default hereunder (a “Notice of Default”), will cause Landlord to incur costs not contemplated by this Lease, and costs in addition to any costs which may be reimbursed to Landlord by any provision which may be contained herein relative to the payment of interest or late charges on amounts due hereunder. Accordingly, Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of a Notice of Default and consultations in connection therewith, with respect to which Landlord and Tenant agree that Seven Hundred Fifty Dollars ($750.00) is a reasonable minimum sum per such occurrence, whether or not legal action is subsequently commenced in connection with any such default. It is further hereby specifically agreed by and between Landlord and Tenant that any and all such fees and costs shall be deemed Additional Rent hereunder, and may, at the option of Landlord, be included in any Notice of Default hereunder.
25.5.
Landlord’s Right to Cure. If Tenant should fail to make any payment or perform any of its other obligations hereunder, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose): (a) immediately and without notice in the case: (i) of emergency, (ii) of a default by Tenant of its obligations under Section 8.3, Section 15.2and/or Article 31, (iii) where such default unreasonably interferes with any other tenant in the Building or Project, (iv) a failure to satisfy or otherwise discharge any lien, or (v) where such default will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord and (b) in any other case if such default continues beyond the applicable notice and cure period specified in Section 25.1 above, and thereupon Tenant shall be obligated to, and hereby agrees to pay Landlord, upon demand, all costs, expenses, and disbursements incurred by Landlord in taking such remedial action, together with an amount equal to five percent (5%) thereof for Landlord’s overhead and administrative expenses, and the sum of such costs, together with interest thereon at the rate described in Section 5.3 from the date of Landlord’s payment thereof, shall be deemed Additional Rent.
25.6.
Waiver of Redemption. Tenant (for itself and all others claiming through Tenant) hereby irrevocably waives and releases its rights to redemption and reinstatement under any present or future case law or statutory provision (including, without limitation, Sections 473, 1174 and 1179 of the California Code of Civil Procedure and Section 3275 of the California Civil Code) in the event that Tenant is dispossessed from the Premises for any reason.
25.7.
Landlord’s Default. Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease (a “Landlord Default”) only if Landlord, or the Holder (defined below) of any Security Instrument (defined below) covering the Premises, fails to perform obligations required of Landlord within thirty (30) days after Notice by Tenant to Landlord (and to each Holder pursuant to Section 36.5 below), specifying wherein Landlord has failed to perform such obligations in reasonable detail; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then no Landlord Default shall occur if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion (or if any Holder of any Security Instrument commences and prosecutes the cure pursuant to Section 36.5 below). In no event shall Tenant be entitled to terminate this Lease by reason of any Landlord Default, and Tenant’s remedies shall be limited to an action for monetary damages at law. Without limiting the foregoing, in recognition that Landlord must receive timely payments of Rent and operate the Building and Project, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord and, except as expressly provided in Articles 23 and 24, shall have no right to withhold, set-off, or abate Rent.
26.

NO WAIVER

All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and not one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by Law, whether or not stated in this Lease. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of Landlord to insist upon the performance by Tenant in strict accordance with said terms. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance by Landlord of a lesser sum than the Basic Rent and Additional Rent or other sum then due shall be deemed to be other than on account of the earliest installment of such Rent or other amount due, nor shall any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease. Without limiting the foregoing, Tenant (for itself and all others claiming through Tenant) acknowledges that this Article 26 imparts actual notice to Tenant, pursuant to California Code of Civil Procedure Section 1161.1(c), that Landlord’s acceptance of partial payment of Rent shall not constitute a waiver of any rights available under this Lease or at law or equity, including, without limitation, the right to recover possession of the Premises.

27.

ASSIGNMENT AND SUBLETTING
27.1.
Transfer. Tenant shall not voluntarily or by operation of law: (a) sublease all or any part of the Premises (“Sublease”), (b) assign this Lease (“Assignment”), or (c) enter into any other agreement or arrangement: (i) that permits a third party (other than Tenant’s employees and occasional guests) to enter, occupy or use any portion of the Premises or remove any of Tenant’s Personal Property therefrom or (ii) otherwise assigns, transfers, mortgages, pledges, hypothecates, encumbers or permits a lien to attach to Tenant’s interest under this Lease or in the Premises (each of the foregoing (a), (b) and (c), a “Transfer”), without first obtaining Landlord’s prior written consent in accordance with this Article 27. In addition, for purposes of this Lease a “Transfer” (which shall be subject to the provisions of this Article 27) shall also include: (A) a direct or indirect transfer, assignment, pledge, or hypothecation of a Controlling (defined below) interest in Tenant and/or (B) the dissolution of the entity that constitutes Tenant without its immediate reconstitution. “Control” or “Controlling” means possession of the direct or indirect power to direct or cause the direction of the management and policies of a person or entity. No consent to an assignment, encumbrance or sublease shall constitute a waiver of any provision of this Article 27 or consent to any future assignment, encumbrance or transfer. Any Transfer without Landlord’s prior written consent shall be voidable at Landlord’s election and shall constitute a Tenant Default.
27.2.
Transfer Procedure. If Tenant desires to make any Transfer requiring Landlord’s consent, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (“Transfer Date”) Tenant shall give Landlord a Notice (“Transfer Notice”) setting forth: (a) the name, address and business of the person or entity to which the Transfer is proposed (“Proposed Transferee”); (b) information (including references) concerning the character, ownership and financial condition of the Proposed Transferee; (c) the proposed Transfer Date (which shall not be later than 90 days following the Transfer Notice); (d) any ownership or commercial relationship between Tenant and the Proposed Transferee; and (e) the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. If Landlord reasonably requests additional detail (including, without limitation, financial statements of the proposed Transferee or a current estoppel certificate from Tenant), the Transfer Notice shall not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any proposed Transfer until such information is provided to it.
27.3.
Recapture. In the event Tenant requests to assign this Lease or sublease fifty percent (50%) or more of the Rentable Square Feet of the Premises for all or substantially all of the remainder of the then-existing Term, then, within thirty (30) days of Landlord’s receipt of the Transfer Notice and all information specified in Section 27.2 above, Landlord may, at its option, in its sole and absolute discretion, by Notice to Tenant, elect to terminate this Lease (a) in its entirety in the case of an assignment or (b) as to the portion of the Premises to be sublet in the case of a sublease. If Landlord elects to terminate this Lease as aforesaid, Tenant shall have the right to rescind its request for consent to such assignment or sublease by delivering Notice to Landlord within five (5) business days after delivery of Landlord’s recapture notice, in which case, the consent request shall be void and this Lease shall remain in full force and effect. If this Lease shall be terminated pursuant to this Section 27.3, the Term shall end on the Transfer Date as if that date had been originally fixed in this Lease for the expiration of the Term.
27.4.
Landlord’s Consent; Consent Standards; No Release.
27.4.1.1.
Unless Landlord elects to exercise any of its rights under Section 27.3 above, Landlord shall, by Notice to Tenant, elect to: (a) consent to such proposed Transfer upon the terms and to the Proposed Transferee; or (b) refuse to give its consent to the proposed Transfer. Landlord shall not unreasonably withhold its consent to any Proposed Transfer; provided that, without limiting other situations in which it may be reasonable for Landlord to withhold its consent to any proposed Transfer, it shall be deemed reasonable for Landlord to withhold its consent to any proposed Transfer if Landlord determines in its sole discretion that: (i) the Proposed Transferee does not have sufficient financial strength or stability to perform all obligations under this Lease, and to perform them without any higher risk of default than Tenant; (ii) the intended use of the Premises (or the applicable portion thereof) by the Proposed Transferee is inconsistent or incompatible with other uses in the Building or in the Project; (iii) the intended use of the Premises (or the applicable portion thereof) by the Proposed Transferee will require alteration of the Premises; (iv) the intended use of the Premises (or the applicable portion thereof) by the Proposed Transferee will violate this Lease or any Laws governing the Premises or the Building or Project; (v) the Proposed Transferee has the power of eminent domain, is a Governmental Authority or an agency or subdivision of a foreign government; (vi) either the Proposed Transferee, or any person which directly or indirectly controls, is controlled by, or is under common control with the Proposed Transferee: (A) occupies space in the Project or has negotiated with Landlord or any of its affiliates within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord or any of its affiliates) to lease space in the Building or Project or (B) does not intend to occupy the Premises or the applicable portion thereof; (vii) at the time Tenant delivers the Transfer Notice, there exists an uncured Tenant Default; (viii) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party or would give an occupant of the Building or Project a right to cancel or modify its lease; (ix) any ground lessor or mortgagee whose consent to such Transfer is required fails to consent thereto; (x) the use of the Premises (or the applicable portion thereof), the Building or the Project by the Proposed Transferee would, in Landlord’s reasonable judgment, significantly increase pedestrian traffic in and out of the Building and/or the Project, generate increased loitering in Common Areas, increase security risk, or require any alterations to the Building or the Project to comply with applicable Laws; (xi) the Proposed Transferee would be a competitor to another tenant in the Building; (xii) the Proposed Transferee has been required by any prior landlord, lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property, which contamination resulted from Proposed Transferee’s action or omission or use of the property in question; or (xiii) the Proposed Transferee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials.
27.4.1.2.
Tenant further agrees that Landlord may condition its consent to any proposed Transfer upon satisfaction of any of the following conditions: (a) delivery to Landlord of a true copy of a fully executed sublease, assignment of lease or other instrument pursuant to which the applicable Transfer is made (“Transfer Instrument”); (b) delivery to Landlord of original executed copies (by Tenant and the Transferee (defined below)) of Landlord’s form of Consent to Sublease (in the case of a Sublease) or Assignment and Assumption of Lease and Consent (in the case of an Assignment) or other instrument under which Landlord grants consent to the applicable Transfer (“Consent Instrument”) and (c) receipt by Landlord of all sums and amounts to which Landlord is entitled under Section 27.5 below. Tenant acknowledges and agrees that any Consent Instrument may, without limitation: (i) in the case of a Sublease or Assignment, require the person or entity to which the Transfer is made (“Transferee”) to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder applicable to the Premises, or the portion thereof that is the subject of the applicable Transfer; (ii) in the case of an Assignment, include waivers by Tenant of all applicable suretyship defenses, including, but not limited to, those contained in Sections 2787 to 2855, inclusive, of the California Civil Code; and (iii) in the case of a Sublease: (A) provide that such Sublease is subject and subordinate to this Lease to all Security Instruments encumbering the Building or the Project, (B) require the Transferee to, upon demand by Landlord following the occurrence of any Tenant Default, remit directly to Landlord, all monies payable from such Transferee to Tenant in connection with such Sublease and (C) provide that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either: (x) terminate the sublease or (y) take over all of the right, title and interest of Tenant, as sublessor, under such sublease, in which case such sublessee shall attorn to Landlord, but that nevertheless Landlord shall not: (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, or (3) be bound by any previous modification of any sublease made without Landlord’s written consent, or by any previous prepayment by sublessee of more than one month’s rent.
27.4.1.3.
If Landlord grants its consent to any proposed Transfer described in any Transfer Notice, Tenant may during the thirty (30) days thereafter consummate such Transfer with the Proposed Transferee upon the terms and conditions described in the applicable Transfer Notice; provided, however, that any material change in such terms shall be subject to Landlord’s consent as provided in this Article 27. No Assignment or Sublease or other Transfer (whether with or without Landlord’s consent) shall relieve Tenant or any assignee or sublessee from any obligation under this Lease whether or not accrued as of the date of the Assignment or Sublease (and, to the extent such Tenant is deemed a surety of an assignee, Tenant hereby waives all applicable suretyship defenses, including, but not limited to, those contained in Sections 2787 to 2855, inclusive, of the California Civil Code.
27.5.
Landlord’s Costs; Transfer Premiums.
27.5.1.1.
If Tenant requests Landlord’s consent to a proposed Transfer under the provisions of this Article 27, Tenant shall, upon demand, reimburse all of Landlord’s reasonable expenses, costs and attorneys’ fees incurred in connection with processing such request for consent, whether or not Landlord grants consent to such proposed Transfer; provided that such costs and expenses shall not exceed $3,000 per request.
27.5.1.2.
If Landlord consents to a Transfer, Tenant shall pay to Landlord fifty percent (50%) of any rent or other consideration attributable to occupancy realized by Tenant pursuant to such Transfer in excess of (i) the Rent payable by Tenant under this Lease, (ii) any reasonable tenant improvement allowance or other economic concession (e.g., space planning allowance, moving expenses, free or reduced rent periods, etc.) actually incurred by Tenant in connection with such Transfer, (iii) any reasonable advertising costs and brokerage commissions actually incurred by Tenant in connection with such Transfer, and (iv) any reasonable legal fees actually incurred by Tenant in connection with such Transfer. Landlord shall have the right to audit the books, records and papers of Tenant relating to any Transfer, and if the amount of such Additional Rent shall be found understated, Tenant shall immediately pay such deficiency upon demand and, if understated by more than two percent (2%), Tenant shall also pay Landlord’s costs of such audit.
27.6.
Rights Not Transferable. All: (a) options to extend or renew the Term and/or to expand the Premises, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement; (b) all rights to any signage at the Project in any location outside of the Premises, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement; (c) all rights to above standard (or discounted) parking at the Project, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement; and (d) all rights to receive any above standard services or utilities, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement, are personal to the Original Tenant or a Permitted Transferee, and may not be transferred in connection with any Transfer or exercised by any Transferee (other than a Permitted Transferee). Consent by Landlord to any Transfer shall not include consent to the assignment or transfer of any such options, rights or privileges (and such options, rights, or privileges shall terminate upon such assignment or subletting), unless Landlord, in its sole and absolute discretion, specifically grants in writing such options, rights, privileges or services to such assignee or subtenant.
27.7.
Permitted Transfers. Notwithstanding the foregoing, Tenant may Transfer its interest in this Lease or the Premises to (a) an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with Tenant), (b) an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (c) an entity which is the resulting entity of a merger or consolidation of Tenant, provided that (i) the financial condition (including, without limitation, the credit) of such transferee entity is, in Landlord’s reasonable judgment, the same or greater than that of the Original Tenant both as of the Effective Date of this Lease and as of the date of the proposed Transfer; (ii) Tenant notifies Landlord of such Transfer at least thirty (30) days prior thereto and promptly thereafter supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or such entity; and (iii) such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease or otherwise effectuate any “release” by Tenant of such obligations. The condition set forth in clause (i) above shall not be required in the case of a Transfer to an affiliate pursuant to clause (a) above provided that, if a Letter of Credit has not theretofore been delivered to Landlord and such Transfer is reasonably expected to trigger the requirement for a Letter of Credit under Section 7.2 above, then the effectiveness of such Transfer shall be conditioned upon delivery of such Letter of Credit to Landlord; otherwise, Tenant shall deliver reasonable proof to Landlord that such Transfer will not trigger the requirement for a Letter of Credit. A Transfer made in accordance with this Section 27.7 shall be referred to as a “Permitted Transfer” and the transferee shall be referred to as a “Permitted Transferee.” “Control,” as used in this Section 27.7, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. No Transfer under this Section 27.7 shall relieve Tenant from any of its obligations under this Lease whether or not accrued as of the date of Transfer.
28.

SUBORDINATION

Without the necessity of any additional documents being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord, or any current or future mortgagee or holder of deed of trust with a lien on the Building or the Project or any ground lessor with respect to the Building or the Project (each, a “Holder”), this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building, the Project, or the land upon which the Building and the Project are situated, or both; and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Building, the Project, the land upon which the Building and the Project are situated, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security (collectively, “Security Instruments”). Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated such ground leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor-in-interest to Landlord, at the option of such successor-in-interest to Landlord. Tenant covenants and agrees to execute and deliver, within ten (10) business days after demand by Landlord therefor, any customary and reasonable documents necessary to evidence the priority or subordination of this Lease with respect to any such Security Instruments, and Landlord shall have the right, but not the obligation, to cause any such additional documents to be recorded in the official records of the county in which the Project is located.

29.

ESTOPPEL CERTIFICATE
29.1.
Tenant Estoppel Certificate. Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit “E” attached hereto, and incorporated herein by this reference (a “Tenant Estoppel Certificate”) certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that to the actual knowledge of Tenant, there are no current defaults under this Lease by Landlord except as specified in Tenant’s statement; and (e) such other matters as are reasonably included in such statement by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 29 may be relied upon by any mortgagee, lessor, beneficiary, purchaser or prospective purchaser of the Building or the Project or any interest therein.
29.2.
Failure to Deliver. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant: (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are no uncured defaults in Landlord’s performance, (c) that not more than one (1) month’s Rent has been paid in advance and (d) that the statements included in the Tenant Estoppel Certificate are true and correct, without exception. Additionally, any such failure to timely deliver a Tenant Estoppel Certificate shall constitute an immediate Tenant Default hereunder.
30.

INTENTIONALLY OMITTED
31.

SURRENDER OF PREMISES

Upon the expiration or earlier termination of the Term hereof, Tenant shall peaceably surrender the Premises and all Leasehold Improvements therein, excepting only any of the same that are required to be removed in accordance with Section 15.2 above, to Landlord broom-clean, in good order, repair and condition (reasonable wear and tear and casualty damage excepted), with all of Tenant’s Personal Property removed and free of any Hazardous Materials, and shall otherwise comply with all of the requirements of Section 15.2 above and Section 41.1 below. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

32.

PERFORMANCE BY TENANT

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be timely performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money owed to any party other than Landlord, for which it is liable hereunder, or if Tenant shall fail to timely perform any other act on its part to be performed hereunder Landlord may, without waiving or releasing Tenant from obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant pursuant to Section 25.5 above.

33.

PARKING

Beginning on the Commencement Date, Tenant and Tenant’s business visitors (“Tenant’s Parking Invitees”) shall be entitled to use the number of Tenant’s Vehicle Parking Spaces set forth in Section 1.8 during the Initial Term, which Tenant’s Vehicle Parking Spaces shall be located in the surface parking area of the Project (“Parking Area”). Subject to availability, as determined by Landlord in its sole discretion, Tenant may elect to use up to an additional fifteen (15) parking spaces in the Parking Area by delivery of written notice to Landlord, provided that Landlord delivers a written response thereto indicating the number of spaces, if any, available for Tenant’s use and the dates upon which such spaces are available; provided further that Landlord shall have the right to reduce the number of such additional parking spaces at any time upon thirty (30) days’ prior notice to Tenant. There shall be no direct charge attributable to Tenant’s use of the Parking Area, other than any taxes imposed by any governmental authority in connection with the renting of parking spaces by Tenant or the use of the Parking Area by Tenant. Tenant’s continued right to use the Parking Area is conditioned upon Tenant abiding by the Parking Rules and Regulations set forth on Exhibit “G” as amended from time to time for the orderly operation and use of the Parking Area, including any sticker, parking pass or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with the Parking Rules and Regulations and Tenant not being in default under this Lease (beyond any applicable notice and cure periods). Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Parking Area at any time and Tenant acknowledges and agrees that Landlord may, from time to time, close-off or restrict access to the Parking Area for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, in connection with any such access restrictions, the same shall be without incurring any liability to Tenant and without any abatement of Rent under this Lease to the extent Landlord provides any reasonably required temporary, alternate parking in close proximity to the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. Any parking passes issued to Tenant pursuant to this Article 33 shall be provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

34.

LIMITATION ON LIABILITY
34.1.
Landlord’s Liability. In consideration of the benefits accruing hereunder, Tenant and all of its successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
34.1.1.1.
The sole and exclusive remedy shall be against Landlord’s interest in the Building and Project;
34.1.1.2.
Intentionally omitted;
34.1.1.3.
No writ of attachment, execution, possession, or sale, will ever be levied against the assets of Landlord, except the Building;
34.1.1.4.
The obligations under this Lease do not constitute personal obligations of any Landlord Indemnified Party (other than Landlord), and Tenant shall not seek recourse against any Landlord Indemnified Party (other than Landlord) or any of their personal assets (other than Landlord's interest in the Building and Project) for satisfaction of any liability in respect to this Lease (and, without limiting the foregoing, neither the negative capital account of any Landlord Indemnified Party, nor any obligation of any Landlord Indemnified Party to restore a negative capital account or to contribute capital to Landlord, shall at any time be deemed to be the property or an asset of Landlord, and neither Tenant nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of an Landlord Indemnified Party’s obligation to restore or contribute); and

34.1.1.5.
These covenants and agreements are enforceable by Landlord and the other Landlord Indemnified Parties.
35.

CONFIDENTIALITY

Tenant agrees that the terms and conditions of this Lease and any documents or information delivered hereunder are confidential and constitute proprietary information. Disclosure of the terms and conditions hereof or any documents or information delivered hereunder could adversely affect the ability of Landlord to negotiate with other tenants or potential tenants of the Building. Tenant and its partners, officers, members, managers, directors, employees, agents, advisors, representatives and attorneys, shall not disclose the terms and conditions of this Lease or any documents or information delivered hereunder to any other person without the prior written consent of Landlord except (a) pursuant to an order of a court of competent jurisdiction, (b) to its lenders or prospective lenders, (c) to accountants who audit its financial statements or prepare its tax returns, (d) to its attorneys, insurers, to any Governmental Authority or person to whom disclosure is required by applicable Law and (e) in connection with any action brought to enforce the terms of this Lease on account of the breach or alleged breach hereof. In the event that Tenant concludes that it is obligated by Law to disclose the terms of this Lease (e.g., pursuant to a filing with the Securities and Exchange Commission (“SEC”) or the New York Stock Exchange), Tenant shall provide written notice to Landlord before any public disclosure, and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. The foregoing shall not preclude communications or disclosures by Tenant necessary to implement the provisions of this Lease or to comply with the accounting and disclosure obligations of the SEC or the rules of the New York Stock Exchange. If Tenant determines that it is required to file this Lease, a summary thereof, or a notification thereof, and/or descriptions related thereto, to comply with the requirements of an applicable stock exchange, SEC regulation, or any Governmental Authority, including the SEC, Tenant shall use commercially reasonable efforts to provide the maximum amount of advance written notice of any such required disclosure to Landlord with a minimum advance notice period of five (5) business days. Tenant will provide Landlord with a copy of this Lease marked to show provisions for which Tenant intends to seek confidential treatment. Tenant shall reasonably consider and incorporate Landlord’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.

36.

MISCELLANEOUS
36.1.
Rules and Regulations. Tenant shall faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto, marked Exhibit “F”, and incorporated herein by this reference (“Rules and Regulations”), and all modifications thereof and additions thereto made from time to time by Landlord. Landlord shall not be responsible to Tenant for the violation or nonperformance by any other tenant or occupant of the Building or the Project of any of said Rules and Regulations.
36.2.
Conflict of Laws. This Lease shall be governed by and construed pursuant to the Laws of the State of California (without reference to its conflicts of laws rules or principles).
36.3.
Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns (subject to the restrictions on Tenant’s right to assign, sublet or transfer contained in Article 27).
36.4.
Professional Fees. If Landlord should bring suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant hereunder, or in the event of any other litigation between the parties with respect to this Lease, then all reasonable costs and reasonable expenses, including, without limitation, actual professional fees such as appraisers’, accountants’, and attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
36.5.
Mortgagee Protection. Tenant shall give Notice to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to Tenant of any default on the part of Landlord under this Lease, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, in no event less than sixty (60) days, including time to obtain possession of the Premises by power of sale or a judicial foreclosure if necessary to effect a cure.
36.6.
Definition of Landlord. The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any. In the event of any transfer, assignment or other conveyance or transfers of any such title, the original landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or any subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.
36.7.
Identification of Tenant. If more than one person or entity executes this Lease as Tenant: (a) each of them shall be jointly and severally liable for observing and performing all of the terms, covenants, conditions, provisions and agreements of this Lease to be observed and performed by Tenant, and (b) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally. The act of or Notice from, or Notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including but not limited to any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such Notice or refund, or so signed.
36.8.
Force Majeure. Each party shall have no liability whatsoever to the other party on account of any of the following (“Force Majeure”): (a) the inability of such party to fulfill, or any delay in fulfilling, any of its obligations under this Lease by reason of strike, other labor trouble, governmental preemption or priorities or other controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom, governmental or permitting delays, inclement weather, casualty, pandemic (including, without limitation, the COVID-19 pandemic), earthquake, war, riot, civil commotion, terrorism or any other cause, whether similar or dissimilar to the above, beyond such party’s reasonable control (financial condition excepted); or (b) any failure or defect in the supply, quantity, character, or maintenance of electricity, water, intrabuilding network telephone and data cable service, or other service furnished to the Premises by reason of any requirement, act or omission of the public utility or others furnishing the Building with such service, or for any other reason, whether similar or dissimilar to the above, beyond such party’s reasonable control. If this Lease specifies a time period for performance of an obligation of such party, that time period shall be extended by the period of any delay in such party’s performance caused by any of the events of Force Majeure described above. Notwithstanding the foregoing, nothing in this Section 36.8 shall relieve Tenant from the obligation to pay any Rent or extend the time for payment of any Rent.
36.9.
Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
36.10.
Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
36.11.
Time. Time is of the essence with respect to the performance of every provision of this Lease in which time is a factor.
36.12.
Prior Agreement; Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter, written or verbal, shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

36.13.
Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.
36.14.
Recording. Tenant shall not record this Lease or a short form memorandum hereof without the consent of Landlord (in its sole and absolute discretion), which consent may be conditioned upon Tenant’s delivery to Landlord of a fully executed quitclaim releasing Tenant’s interest in the Premises, the Project or any portion thereof.
36.15.
Modification for Lenders. If, in connection with obtaining construction, interim or permanent financing for the Project the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not (a) materially increase the obligations or costs of Tenant hereunder, (b) materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder, or (c) modify the size, location or access to the Premises.
36.16.
Financial Statements. At any time during the Term of this Lease that Tenant’s financial statements are not publicly available, Tenant shall, upon ten (10) business days’ Notice from Landlord, provide Landlord with its current financial statements and financial statements of the two (2) years prior to the year in which Landlord’s Notice was given (together with, if Tenant's obligations under this Lease are guaranteed, the guarantor's current financial statements and financial statements of the two (2) years prior to the year in which Landlord’s Notice was given); provided Tenant shall not be required to provide such financial statements more than once in each consecutive twelve (12) month period during the Term unless (a) Tenant is in default under this Lease, or (b) requested in connection with a proposed sale, transfer, financing or refinancing of the Project or any portion thereof. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. All financial statements shall be certified as true and correct by Tenant’s chief financial officer and Tenant agrees that Landlord may share such financial statements with prospective lenders or purchasers of the Property.
36.17.
Quiet Enjoyment. Landlord covenants and agrees with Tenant that, upon Tenant paying the Rent required under this Lease and performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall during the Term, peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
36.18.
Tenant as Corporation, Partnership or Limited Liability Company. If Tenant is a corporation, partnership or limited liability company, Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that it is an entity duly qualified to do business in California and that the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf, in the case of a corporation, in accordance with its by-laws and with a duly adopted resolution of the board of directors of Tenant, a copy of which shall be delivered to Landlord upon execution hereof by Tenant, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if any, copies of which shall be delivered to Landlord upon execution hereof by Tenant, and, in the case of a limited liability company, in accordance with its governing documents and any documents required thereby, copies of which shall be delivered to Landlord upon execution hereof by Tenant, and that this Lease is binding upon Tenant in accordance with its terms.
36.19.
CASp Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant that the Building Common Areas, Project Common Areas and Premises, as of the date of this Lease, have not been inspected by a Certified Access Specialist (CASp), as that term is defined in California Civil Code Section 55.52. In accordance with subsection (e) of Section 1938 of the California Civil Code, Tenant is further notified as follows:

A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a

CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

37.

SIGNAGE

Landlord retains absolute control over the exterior appearance of the Building and the Project and the exterior appearance of the Premises as viewed from the Building Common Areas and Project Common Areas. Tenant will not install, or permit to be installed, any drapes, furnishings, signs, lettering, designs, advertising or any items that will in any way alter the exterior appearance of the Building, the Project or the exterior appearance of the Premises as viewed from the Building Common Areas and Project Common Areas. Any sign, advertising, design, or lettering installed by Tenant shall be considered an Alteration and shall be subject to the provisions of Article 15; provided that Landlord shall have the right to withhold its consent to the same in its sole and absolute discretion. Subject to the foregoing, Landlord shall, at Tenant’s sole cost and expense, (i) place Tenant’s name on the Building’s monument sign, (ii) install one (1) Building standard tenant suite identification sign adjacent to the door to the Premises, and (iii) place Tenant’s name in the Building’s main lobby directory, provided that Landlord shall retain absolute control over the appearance and design of such suite identification sign and lobby directory. All signage rights granted to Tenant under this Lease are personal to the original Tenant named herein, and may not be assigned or transferred without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

38.

EXECUTIVE ORDER 13224

Tenant hereby represents and warrants to Landlord that Tenant is not: (a) in violation of any Anti-Terrorism Law (defined below); (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person (defined below), including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (e) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Anti-Terrorism Law” is defined as any Law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including, without limitation, Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism.” “Prohibited Person” is defined as: (i) a person or entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

39.

WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY.

40.

TENANT REPRESENTATIONS

Tenant represents and warrants to Landlord as of the date hereof and continuing thereafter as follows:

(a) The execution and delivery of this Lease by Tenant will not result in a breach of the terms or provisions of, or constitute a default (or a condition that, upon notice or lapse of time, or both, would constitute a default) under Tenant’s organizational documents, and will not constitute a violation of any Law applicable to Tenant.

(b) The person executing this Lease on Tenant’s behalf is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

(c) Any financial statements provided by Tenant are true, correct and complete in all material respects and do not omit to state a fact that would be material to Tenant’s financial condition. There has been no material adverse change in Tenant’s financial condition since Tenant provided such financial statements.

(d) Tenant is in compliance with all applicable anti-money laundering Laws, including, without limitation, the USA Patriot Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order No. 13224. Tenant is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and Tenant is not a person otherwise identified by any Governmental Authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of Executive Order No. 13224 are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

41.

ADDITIONAL PROVISIONS
41.1.
Environmental Assessments. Upon Substantial Completion of the Tenant Improvements, Landlord, at its sole cost and expense, shall cause a Phase I environmental assessmentregardingthe Project to be prepared (“Phase I Assessment”) and shall provide a copy of the same to Tenant. The Phase I Assessment shall serve as the “baseline” for determining the environmental condition of the Project upon Tenant’s occupancy thereof unless such Phase I Assessment recommends further testing. In addition to the surrender obligations set forth elsewhere in this Lease (including, without limitation, Section 15.2 and Article 31), upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall (a) cause a Phase I environmental assessment (or similar non-invasive assessment) of the Project (“Phase I Surrender Assessment”) to be performed and deliver the results thereof to Landlord no later than thirty (30) days following such expiration or earlier termination (but in no event shall the Phase I Surrender Assessment be dated more than ten (10) days prior to such expiration or earlier termination); and (b) if and to the extent recommended by the Phase I Surrender Assessment and consented to by Landlord in writing, cause a Phase II environmental assessment (or similar additional assessment) of the Project (“Phase II Surrender Assessment”) to be performed and deliver the results thereof to Landlord no later than thirty (30) days following the date of the Phase I Surrender Assessment. In addition, Landlord shall have the right, in its sole and absolute discretion, to hire, or to cause Tenant to hire, an environmental consultant to conduct a physical inspection of the Project (“Environmental Inspection”) upon the expiration or earlier termination of this Lease, which inspection shall be at Tenant’s sole cost and expense. The Phase I Surrender Assessment and any Phase II Surrender Assessment and/or Environmental Inspection, as the same compare to the Phase I Assessment, shall be used to, among other things, determine the extent of Tenant’s compliance (or noncompliance) with Section 8.3above as of the dates thereof.
41.2.
Early Access. Following twenty-four (24) hours’ notice to Landlord and upon receipt of written approval by Landlord (which shall not be unreasonably withheld or delayed), Landlord shall permit Tenant and its agents to enter the Premises approximately thirty (30) days prior to the Commencement Date (“Early Access Period”) for the sole purpose of installing, at Tenant’s sole cost and expense, its furniture, fixtures, equipment and cabling in the Premises; provided, however, that in no event shall such early access, regardless of when provided, extend or otherwise affect the Commencement Date. Any such entry shall be in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time such entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon twenty-four (24) hours written notice to Tenant. Tenant shall be liable for any damages caused by Tenant’s activities at the Premises. Such license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors, including, without limitation, the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of this Lease except as expressly set forth in this Section 41.2. During the Early Access Period, Tenant shall have no obligation to pay Basic Rent or electricity costs (provided Tenant’s electricity usage during such Early Access Period is not excessive). Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. All costs and expenses in connection with or arising out of the performance of any work by Tenant during such early entry shall be borne by Tenant, and all payments therefor shall be made by Tenant promptly as they become due. Tenant shall, at its sole cost and expense, comply with all applicable laws, ordinances, regulations and policies governing its work. Except to the extent arising from the gross negligence or willful misconduct of Landlord, Tenant shall defend, indemnify and hold Landlord and its members, agents, employees, partners, and their respective employees, partners, officers, directors, agents, representatives, successors and assigns, harmless from and against any and all suits, claims, actions, losses, costs, liabilities or expenses (including reasonable attorneys’ fees and claims for workers’ compensation) to the extent arising out of or in connection with any and all work during such early entry (including, but not limited to, claims for breach of warranty, personal injury or property damage). Landlord shall have the right, in Landlord’s sole and absolute discretion, to settle, compromise, or otherwise dispose of any and all suits, claims, and actions against any of the indemnified parties arising out of or in connection with the work performed by Tenant during any early entry. Tenant shall coordinate such entry with Landlord’s building manager and, except as expressly set forth in this Section 41.1, such entry shall be made in compliance with all terms and conditions of this Lease and the Rules and Regulations attached hereto.
41.3.
Right of First Refusal. Effective as of the Effective Date, provided that (a) Tenant is not in default under this Lease beyond applicable notice and cure periods and (b) Tenant occupies one hundred percent (100%) of the Premises, then Landlord agrees that prior to leasing Suite 110 in the Building, which consists of approximately 16,585 rentable square feet (“Offer Space”), to a third party for the first time, Landlord shall submit a copy of the first bona fide offer to lease such Offer Space from a third party that Landlord is willing to accept (“Offer”) to Tenant. Tenant shall have a one-time right (“ROFR”) to elect to lease the entire space identified in the Offer, on terms and conditions identical to those contained in the Offer (except as indicated below), provided that Tenant delivers written notice exercising its ROFR within five (5) business days following delivery of the copy of the Offer from Landlord to Tenant. If Tenant duly and timely exercises the ROFR, Landlord and Tenant shall promptly amend this Lease to include the Offer Space on terms and conditions identical to those contained in the Offer, except that (a) the term of the lease relative to the Offer Space shall be coterminous with the Lease for the Premises, (b) the Tenant’s Vehicle Parking Spaces shall be increased on a pro rata basis following delivery of the Offer Space to Tenant, and (c) any concessions in the Offer (e.g., any improvement allowance) shall be equitably reduced to correspond with a reduced amortization period equal to the remaining portion of the existing Term. Once Landlord has delivered an Offer to Tenant pursuant to the above, if for any reason Tenant fails to duly and timely exercise the ROFR, or if Tenant properly exercises such right but thereafter for any reason does not enter into the amendment of the Lease within thirty (30) days after exercise of the ROFR (unless the delay is caused by Landlord), then Landlord shall be free to lease the Offer Space to another tenant (whether pursuant to the Offer described above or upon different terms or at a different time) without any obligation pursuant to this Section 41.3 and the ROFR shall terminate and be of no further force or effect. The ROFR shall be subject to the any superior rights of any existing tenants existing in writing as of the date of this Lease, shall apply during the Initial Term only (and not during any Option Term or other expansion term), shall be personal to the Original Tenant (or any Permitted Transferee) and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than such Original Tenant or Permitted Transferee and shall not be assignable separate and apart from this Lease. Time is of the essence with respect to the ROFR.
41.4.
Termination Option. Tenant shall have a one (1) time option to terminate this Lease (“Termination Option”) effective on the last day of the eighty-fourth (84th) full month of the Initial Term (“Termination Date”), provided that (a) Tenant shall give Landlord written notice (“Termination Notice”) of its exercise of the Termination Option, if at all, no less than twelve (12) months prior to the Termination Date, (b) Tenant shall not be in default under the terms of this Lease (after the lapse of any applicable notice and cure periods) at the time Tenant delivers the Termination Notice to Landlord or at any time between delivery of the Termination Notice and the Termination Date, (c) concurrently with Tenant’s delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord fifty percent (50%) of the Termination Fee (as hereinafter defined), and (d) on or prior to the Termination Date, Tenant shall pay to Landlord the remaining fifty percent (50%) of the Termination Fee. As used herein, “Termination Fee” shall mean a termination fee in the amount of (i) Three Million Eight Hundred Thirty-Nine Thousand Four Hundred Twenty-Six and 10/100 Dollars ($3,839,426.10) (i.e., fifteen (15) months of the Basic Rent payable hereunder as of the Termination Date) plus (ii) fifteen (15) months of Tenant’s Percentage of Operating Expenses and Real Property Taxes payable hereunder as of the Termination Date. The Termination Option is personal to the Original Tenant, may be exercised only by the Original Tenant, and may not be transferred in connection with any Transfer or exercised by any Transferee. Time is of the essence with respect to the Termination Option.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

LANDLORD:	WATERIDGE PROPERTY OWNER, LP,
a Delaware limited partnership

By:HSRE-BPI I GP, LLC a Delaware limited liability company, its general partner By: /s/ Stephen M. Gordon Name: Stephen M. Gordon Title: Authorized Signatory

TENANT:	ANAPTYSBIO, INC.,
a Delaware corporation

By: /s/ Eric Loumeau Name: Eric Loumeau Its: Interim CFO and General Counsel